Filed Pursuant to Rule 424(b)(2)

Registration No. 333-184757

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Notes due 2018	US$1,000,000,000	99.835%	US$998,350,000	US$136,175

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated November 5, 2012)

Baidu, Inc.

US$1,000,000,000 3.250% Notes due 2018

We are offering US$1,000,000,000 of our 3.250% notes due 2018 (the “Notes”). The Notes will mature on August 6, 2018. Interest on the Notes will accrue from August 6, 2013 and be payable on February 6 and August 6 of each year, beginning on February 6, 2014.

We may at our option redeem the Notes at any time, in whole or in part, at a price equal to the greater of 100% of the principal amount of such Notes and the make whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a change of control, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.

The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

See “Risk Factors” beginning on page S-11 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.835%	US$	998,350,000
Underwriting Discount	0.300%	US$	3,000,000
Proceeds to Baidu(1)	99.535%	US$	995,350,000

(1)	Plus accrued interest, if any, from August 6, 2013.

Approval-in-principle has been obtained for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited, or the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained herein. Admission to the SGX-ST or quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or consolidated affiliated entities, or of the Notes. Currently, there is no public trading market for the Notes.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, on or about August 6, 2013, which is the fifth business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Joint Bookrunners

J.P. Morgan	Goldman Sachs (Asia) L.L.C.

Co-managers

ANZ	Bank of China	Morgan Stanley

The date of this prospectus supplement is July 30, 2013.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes by us. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-184757) that we filed with the SEC on November 5, 2012, and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.

If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” “Baidu,” and “issuer” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Baidu, Inc. and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website or at the Public Reference Room maintained by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Baidu, Inc., CIK number 0001329099.

Our annual report on Form 20-F for the fiscal year ended December 31, 2012 originally filed with the SEC on March 27, 2013 (File No. 000-51469), or our 2012 Form 20-F, is incorporated by reference into the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

IR Department

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•	PRC governmental regulations and policies relating to the internet and internet search providers and to the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus and in the documents incorporated by reference for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including “Risk Factors,” and including the documents incorporated by reference. See “Incorporation of Certain Documents by Reference.” Our 2012 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2011 and 2012 and for each of the three years ended December 31, 2012, is incorporated by reference.

Baidu, Inc.

Overview

We are the leading Chinese language internet search provider. As a technology-based media company, we aim to provide the best way for people to find information. In addition to serving users, we provide an effective platform for businesses to reach potential customers.

Our Baidu.com website is the largest website in China and the fifth largest website globally, as measured by average daily visitors and page views over the month preceding the date of this prospectus, according to Alexa.com, an internet analytics firm. We are the most used internet search provider in China, capturing 82% of internet search traffic in China in the first quarter of 2013, according to iResearch Consulting Group, a market research firm. Our “Baidu” brand received the highest ranking for an internet brand in China in BrandZ Top 50 Most Valuable Chinese Brands 2013, a study published by Millward Brown Optimor, a brand strategy research firm.

We serve three types of online participants and have achieved significant scale and diversity in our business:

Users. We offer a Chinese language search platform on our Baidu.com website that enables users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on our website. We also provide a broad range of products and services to enrich user experience and facilitate easy and quick search, including search products, social-networking products, user-generated-content-based knowledge products, location-based products and services, music products, PC client software, mobile related products and services and other products and services. Our products and services can be accessed through PCs and mobile devices. We aspire to provide the best search experience to our users. To this end, we have invested in advanced technology such as deep learning and semantic intelligence.

We also offer a broad range of mobile products, with Baidu Mobile Search and Baidu Mobile Maps as our flagship products. Additional products include Baidu Mobile Browser, Baidu Mobile Assistant, Baidu Voice Assistant, Baidu Photo Wonder, Baidu Personal Cloud Storage and Baidu Security Manager. Baidu Mobile Search enables users to access our products and services and to perform search on mobile devices via text, voice or image. The number of daily active users of Baidu Mobile Search, defined as users who used the service at least once on a given day, exceeded 100 million for the first time in April 2013 and continues to grow, which we believe makes us a clear leader in the mobile search market in China. Baidu Mobile Maps increasingly serves as a gateway for users to conduct local searches. It has an open application programming interface and integrates services and information from numerous partners. The number of monthly active users of our mobile map service, defined as users who used the service at least once in a given month, exceeded 100 million for the first time in May 2013. According to the China Mobile Internet Development Statistical Report by CNNIC released this April, we have the most popular mobile map, with over 40% of users surveyed choosing Baidu’s mobile map.

Customers. We deliver online marketing services to a diverse customer base operating in a variety of industries. In 2012, we had approximately 596,000 active online marketing customers, as compared to 488,000 in 2011 and 412,000 in 2010. In the six months ended June 30, 2013, we had approximately 548,000 active online marketing customers, compared to 415,000 in the six months ended June 30, 2012. Our online marketing customers consist of small and medium enterprises, or SMEs, throughout China, large domestic companies and Chinese divisions and subsidiaries of large, multinational companies. We reach and serve our customers through our direct sales force as well as a network of third-party distributors across China. As many of our customers are SMEs, we use distributors to help us identify potential SME customers, collect payments and assist SMEs in setting up accounts with us and using our online marketing services. To better enable our customers to adopt the mobile opportunity, we provide free tools to customers to help them build and modify mobile landing pages and proactively educate customers about mobile marketing. In May 2013, we introduced an integrated bidding system to better streamline the bidding experience for PC and mobile channels for our customers.

Baidu Union Members. Baidu Union consists of a large number of third-party web content and software providers. Baidu Union members can display on their properties our customers’ promotional links that match the content of such members’ properties. We allow Baidu Union members to provide high-quality and relevant search results to their users without the cost of building and maintaining advanced search capabilities in-house and to monetize their traffic through revenue sharing arrangements with us.

Technology and people are critical to our long-term success:

Technology. We focus on research and development and innovation. To stay at the forefront of the internet industry and to achieve long term growth and success, we expanded the number of our research and development employees from approximately 3,600 as of December 31, 2010 to approximately 6,000 as of December 31, 2011 and approximately 9,300 as of December 31, 2012. We have developed a proprietary technological infrastructure consisting of technologies for web search, mobile, pay-for-performance, or P4P, targetizement and large-scale systems. We believe our established infrastructure, which serves as the backbone for both our PC and mobile platforms, creates a significant competitive advantage for us.

In 2013, we established the Baidu Institute of Deep Learning. Deep learning is an emerging computer science field that seeks to mimic the human brain with hardware and software. This technology will help us enhance the search experience we provide to users and improve our ad targeting technology and monetization capability. Today, we believe we are the market leader in China in terms of Mandarin Chinese voice recognition capabilities and image matching technology.

People. We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages individual thinking and creativity, continuous self-improvement and strong commitment to providing the best experience to our users and customers. We value our employees and provide abundant opportunities for training, responsibility and career advancement in our organization.

We have a robust business model:

Online Marketing Services. We generate almost all of our revenues from online marketing services, a substantial majority of which are derived from services based on search queries on our P4P platform for PC and mobile. Our P4P platform enables customers to bid for priority placement of their links in keyword search results, and provides customers with wide reach, precise targeting capabilities, highly measurable results and superior returns on marketing spending. We generally require our P4P SME customers to pay deposits before using our services and remind them to replenish their accounts when needed. We also provide other forms of online marketing services, including contextual ads, display placements and online video ads.

Revenue, Profit and Cash Flow. We have grown substantially by focusing on the organic growth of our core business, complemented by strategic investments and acquisitions. Our total revenues in 2012 were

RMB22.3 billion (US$3.6 billion), a 53.8% increase over 2011. Our operating profit in 2012 was RMB11.1 billion (US$1.8 billion), a 45.9% increase over 2011. Our net income attributable to Baidu, Inc. in 2012 was RMB10.5 billion (US$1.7 billion), a 57.5% increase over 2011. Our total revenues, operating profit and net income attributable to Baidu, Inc. in the six months ended June 30, 2013 were RMB13.5 billion (US$2.2 billion), RMB5.1 billion (US$0.8 billion) and RMB4.7 billion (US$0.8 billion), representing 39.2%, 4.2% and 0.7% increases from the corresponding period in 2012, respectively. For the six months ended June 30, 2013, we generated RMB5.4 billion (US$0.9 billion) net cash from operating activities. As of June 30, 2013, we held a total of RMB34.1 billion (US$5.6 billion) in cash and cash equivalents and short-term investments.

Recent Developments

On July 15, 2013, we signed a memorandum of understanding with NetDragon Websoft Inc., which owns 57.4% of the outstanding shares of 91 Wireless Websoft Limited, or 91 Wireless. 91 Wireless is a leading app distribution platform in China. It develops and operates two smartphone app distribution platforms in China, namely 91 Assistant and HiMarket, as well as community websites, 91 Launcher, 91 Panda Reader and other popular products for smartphone users. Pursuant to this memorandum of understanding, we will purchase 100% of the outstanding shares of 91 Wireless at an aggregate purchase price of US$1.9 billion, or a lesser percentage at a proportionately reduced price if not all the minority shareholders of 91 Wireless are willing to sell to us on the same terms as the majority shareholder. We are negotiating with NetDragon Websoft Inc. and the other shareholders of 91 Wireless with the goal of entering into a definitive agreement by August 14, 2013, but we are not obligated to consummate the acquisition unless it would result in our acquiring at least 90% of the outstanding shares of 91 Wireless by that date.

We acquired the online video business of PPStream Inc. for US$370 million in May 2013. We are operating this business as part of iQiyi.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements. Our audited consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with U.S. GAAP.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2013
	(unaudited)
Ratio of earnings to fixed charges	97.5	76.8	94.7	77.6	59.1	27.7

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The term “earnings” means the sum of (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees and (b) fixed charges, less the accretion of the carrying value of the redeemable equity interests of the consolidated subsidiaries. The term “fixed charges” means the sum of the following: (a) interest expense, (b) amortized discounts related to indebtedness, (c) an estimate of the interest within rental expense, and (d) the accretion of the carrying value of redeemable equity interests attributable to the subsidiaries’ unaffiliated holders of those equity interests.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on The NASDAQ Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed CT Corporation System, which is located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	Baidu, Inc.

Notes Offered	US$1,000,000,000 aggregate principal amount of 3.250% notes due 2018 (the “Notes”).

Maturity Date	August 6, 2018.

Interest Rate	The Notes will bear interest at a rate of 3.250% per year.

Interest Payment Dates	February 6 and August 6, beginning on February 6, 2014. Interest will accrue from August 6, 2013.

Optional Redemption	We may at our option redeem the Notes at any time, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes to be redeemed and the make whole amount plus, in each case, accrued and unpaid interest, if any, on the Notes repurchased to (but not including) the redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase Upon Change of Control	Upon the occurrence of a Change of Control (as defined in “Description of the Notes”), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes—Repurchase Upon Change of Control.”

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;

•	rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);

•	be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

•	be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

Covenants	We will issue the Notes under an indenture with The Bank of New York Mellon, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see “Description of the Notes.”

Payment of Additional Amounts	All payments of principal, premium and interest made by us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in “Description of Debt Securities” in the accompanying prospectus) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Tax Redemption	The Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of such Notes as a result of certain changes in tax law. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including merger and acquisition activities. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue further securities having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of Notes. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as the Notes of that series issued hereunder unless the additional Notes are fungible with the Notes for U.S. federal income tax purposes.

Risk Factors	You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risk factors set forth under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and the risk factors set forth in our 2012 Form 20-F, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing	Approval-in-principle has been obtained for the listing and quotation of the Notes on the SGX-ST. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

So long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, our company is required to appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption, in the event that the global notes are exchanged for Notes in definitive form. In addition, in the event that the global notes are exchanged for Notes in definitive form, announcement of such exchange will be made by or on behalf of our company through the SGX-ST. Such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Governing Law	New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference before deciding to purchase any Notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Risks Related to Our Business

Our strategy of investments and acquiring complementary businesses and assets may fail.

As part of our business strategy, we have pursued, and intend to continue to pursue, selective strategic investments and acquisitions of businesses and assets that complement our existing business. In the past three years, we acquired certain businesses and intangible assets, including software, trademarks, customer relationships, user list and other assets, through several strategic investments and acquisitions, such as our investments in Qunar Cayman Islands Limited and Qiyi.com, Inc. and our acquisition of the online video business of PPStream Inc. On July 15, 2013, we signed a memorandum of understanding with the majority shareholder of 91 Wireless whereby we have agreed to acquire 100% of the outstanding shares at an aggregate purchase price of US$1.9 billion, or a lesser percentage at a proportionately reduced price if not all the minority shareholders of 91 Wireless are willing to sell to us on the same terms as the majority shareholder, subject to our being able to acquire at least 90% of the outstanding shares. See “Prospectus Supplement Summary—Recent Developments.” We intend to make other strategic investments and acquisitions in the future if suitable opportunities arise. Investments and acquisitions involve uncertainties and risks, including:

•	potential ongoing financial obligations and unforeseen or hidden liabilities, including liability for infringement of third-party copyrights or other intellectual property;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	costs and difficulties of integrating acquired businesses and managing a larger business;

•	potentially significant goodwill impairment charges;

•	high acquisition and financing costs;

•	possible loss of key employees of a target business;

•

potential claims or litigation regarding our board’s exercise of its duty of care and other duties required under applicable law in connection with any of our significant acquisitions or investments approved by the board; and

•	diversion of resources and management attention.

Any failure to address these risks successfully may have a material and adverse effect on our financial condition and results of operations. Investments and acquisitions may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for investments and acquisitions, we may dilute the value of our ADSs and the underlying ordinary shares. If we borrow funds to finance investments and acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Moreover, acquisitions may also generate significant amortization expenses related to intangible assets. We may also incur impairment charges to earnings for investments and acquired businesses and assets which are determined to be impaired, and recognize the proportional share of the net losses of the investees to the extent of the amount of the investments for the equity method investments.

Risks Related to the Notes

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and consolidated affiliated entities.

The Notes will not be guaranteed by any of our existing or future subsidiaries and consolidated affiliated entities, who together hold substantially all of our operating assets and conduct substantially all of our business.

Our subsidiaries and consolidated affiliated entities will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and consolidated affiliated entities such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries or consolidated affiliated entities, all of that subsidiary’s or consolidated affiliated entity’s creditors (including trade creditors) and any holders of preferred stock or shares would be entitled to payment in full out of that subsidiary’s or consolidated affiliated entity’s assets before any remaining assets would be available to Baidu, Inc. to make payments due on the Notes.

In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and consolidated affiliated entities to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and consolidated affiliated entities.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or consolidated affiliated entities, and they permit us and certain of our subsidiaries and consolidated affiliated entities to incur secured debt without equally and rateably securing the Notes under specified circumstances. As of June 30, 2013, our total debt was US$1.9 billion, primarily consisting of US$0.4 billion in long-term loans and US$1.5 billion of our 2.250% Notes due 2017 and our 3.500% Notes due 2022. Our and our subsidiaries’ and consolidated affiliated entities’ incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to our existing and future secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

We may not be able to repurchase the Notes upon a Change of Control.

Upon the occurrence of a Change of Control described in “Description of the Notes—Repurchase Upon Change of Control,” we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ or consolidated affiliated entities’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Change of Control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Change of Control and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes, we may have to avoid certain Change of Control transactions that would otherwise be beneficial to us.

Holders of the Notes may not be able to determine when a Change of Control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of Change of Control in the indenture that will govern the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. For example, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the Notes, constitute a Change of Control that would require us to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Repurchase Upon Change of Control.”

The indenture for the Notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity;

•	limit our ability to incur obligations that are equal in right of payment to the Notes;

•

restrict our subsidiaries’ or consolidated affiliated entities’ ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or consolidated affiliated entities and therefore rank effectively senior to the Notes;

•	limit the ability of our subsidiaries or consolidated affiliated entities to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other obligations;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge or consolidate any of our subsidiaries or consolidated affiliated entities.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

The Notes are a new issue of securities for which there is currently no trading market. Approval-in-principle has been obtained for the listing and quotation of the Notes on the SGX-ST. However, there can be no assurance that we will be able to obtain or maintain such listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

•	prevailing interest rates and interest rate volatility,

•	our results of operations, financial condition and future prospects,

•	changes in our industry and competition,

•	the market conditions for similar securities and

•	general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC “resident enterprise” under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest payable by us and PRC income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes and any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty).

If we were deemed a PRC resident enterprise under the PRC Enterprise Income Tax Law and required to withhold tax on interest on the Notes, we would be required to pay additional amounts as described under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. As described under “Description of Debt Securities—Tax Redemption” in the accompanying prospectus, we may redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if such requirement to pay additional amounts results from a change in law (or a change in the official application or interpretation of law).

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

CERTAIN FINANCIAL DATA

Set forth below are certain consolidated statements of comprehensive income data and cash flow data for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and certain consolidated balance sheet data as of December 31, 2008, 2009, 2010, 2011 and 2012. The consolidated statements of comprehensive income data and cash flow data presented below for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements that are included in our 2012 Form 20-F and are incorporated into the accompanying prospectus by reference. The consolidated statements of comprehensive income data and cash flow data presented below for the years ended December 31, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements that are not included in our 2012 Form 20-F. Our audited consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, and have been audited by Ernst & Young Hua Ming LLP, an independent registered public accounting firm.

The consolidated statements of comprehensive income data and cash flow data presented below for the six months ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2012 and 2013 and as of June 30, 2013 included in this prospectus supplement. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and results of operations for the periods presented.

The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2012 and as of December 31, 2011 and 2012 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2012 Form 20-F and our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2012 and 2013 and as of June 30, 2013 and related notes included in this prospectus supplement. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six month period ended June 30, 2013 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2013.

	For the Years Ended December 31,						For the Six Months Ended June 30,
	2008	2009	2010	2011	2012		2012	2013
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Consolidated Statements of Comprehensive Income Data:
Revenues:
Online marketing services	3,194,461	4,445,310	7,912,869	14,489,767	22,245,643	3,570,672	9,712,085	13,492,031	2,198,330
Other services	3,791	2,466	2,205	11,019	60,383	9,692	7,874	37,322	6,081

Total revenues	3,198,252	4,447,776	7,915,074	14,500,786	22,306,026	3,580,364	9,719,959	13,529,353	2,204,411

Operating costs and expenses:
Cost of revenues	(1,155,457)	(1,616,236)	(2,149,288)	(3,896,883)	(6,448,545)	(1,035,063)	(2,758,718)	(4,736,382)	(771,725)
Selling, general and administrative	(659,804)	(803,988)	(1,088,980)	(1,692,810)	(2,501,336)	(401,492)	(1,066,175)	(1,926,168)	(313,841)
Research and development	(286,256)	(422,615)	(718,038)	(1,334,434)	(2,304,825)	(369,950)	(988,711)	(1,752,448)	(285,536)

Total operating costs and expenses	(2,101,517)	(2,842,839)	(3,956,306)	(6,924,127)	(11,254,706)	(1,806,505)	(4,813,604)	(8,414,998)	(1,371,102)

Operating profit	1,096,735	1,604,937	3,958,768	7,576,659	11,051,320	1,773,859	4,906,355	5,114,355	833,309

	For the Years Ended December 31,						For the Six Months Ended June 30,
	2008	2009	2010	2011	2012		2012	2013
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Interest income	48,573	44,818	103,096	418,201	866,465	139,077	385,578	591,798	96,425
Interest expense	(896)	(12,157)	(35,975)	(82,551)	(107,857)	(17,312)	(50,842)	(180,495)	(29,409)
Loss from equity method investments	—	(229)	(8,965)	(179,408)	(294,229)	(47,227)	(103,199)	(5,369)	(875)
Other income, net, including exchange gains or losses	19,767	45,752	44,239	76,278	449,738	72,188	44,925	26,966	4,394

Income before income taxes	1,164,179	1,683,121	4,061,163	7,809,179	11,965,437	1,920,585	5,182,817	5,547,255	903,844

Taxation	(116,071)	(198,017)	(535,995)	(1,188,861)	(1,574,159)	(252,670)	(566,551)	(902,031)	(146,973)
Net income	1,048,108	1,485,104	3,525,168	6,620,318	10,391,278	1,667,915	4,616,266	4,645,224	756,871

Less: Net loss attributable to noncontrolling interests	—	—	—	(18,319)	(64,750)	(10,393)	(36,579)	(41,497)	(6,761)

Net income attributable to Baidu, Inc.	1,048,108	1,485,104	3,525,168	6,638,637	10,456,028	1,678,308	4,652,845	4,686,721	763,632

	As of December 31,						As of June 30,
	2008	2009	2010	2011	2012		2013
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
	(In thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	2,357,609	4,180,376	7,781,976	4,127,482	11,880,632	1,906,973	9,028,999	1,471,144
Restricted cash	4,562	19,513	38,278	483,387	395,029	63,407	330,754	53,891
Short-term investments	301,244	381,149	376,492	10,051,578	20,604,223	3,307,206	25,040,393	4,079,968
Total assets	3,937,991	6,156,975	11,048,439	23,340,541	45,668,890	7,330,360	52,400,459	8,537,890
Short-term loans	—	—	—	125,878	—	—	47,200	7,691
Long-term loans, current portion	—	—	—	46,000	2,170,978	348,466	2,147,544	349,911
Long-term loans	—	—	86,000	2,277,925	356,589	57,236	348,359	56,760
Capital lease obligations, current	—	—	—	17,773	32,502	5,217	33,578	5,471
Capital lease obligations, non-current	—	—	—	30,112	44,479	7,139	27,418	4,467
Notes payable	—	—	—	—	9,336,686	1,498,641	9,196,593	1,498,451
Total liabilities	849,328	1,403,874	2,642,847	7,015,028	18,453,765	2,962,031	19,875,788	3,238,469
Total Baidu, Inc. shareholders’ equity	3,088,663	4,753,101	8,405,592	15,291,716	26,055,229	4,182,153	31,244,577	5,090,848

	For the Years Ended December 31,						For the Six Months Ended June 30,
	2008	2009	2010	2011	2012		2012	2013
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Consolidated Cash Flow Data:
Net cash generated from operating activities	1,741,637	2,264,484	4,700,481	8,178,819	11,995,994	1,925,492	5,407,156	5,390,589	878,318
Net cash used in investing activities	(661,102)	(536,069)	(1,217,522)	(14,250,529)	(13,750,100)	(2,207,045)	(6,478,233)	(8,381,346)	(1,365,619)
Net cash generated from (used in) financing activities	(35,637)	95,093	124,751	2,425,810	9,518,885	1,527,886	(137,622)	275,591	44,904
Net increase (decrease) in cash and cash equivalents	1,007,009	1,822,767	3,601,600	(3,654,494)	7,753,150	1,244,466	(1,208,616)	(2,851,633)	(464,632)
Non-GAAP Measure:
Adjusted EBITDA(1)	1,461,425	2,008,266	4,500,935	8,613,599	12,697,605	2,038,106	5,649,234	6,257,991	1,019,648

(1)

To supplement our consolidated financial results presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, in evaluating our performance and liquidity. We define adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, other non-operating income and share-based compensation expenses. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. In addition, our adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate this non-GAAP financial measure in the same manner as we do.

We believe that adjusted EBITDA provides meaningful supplemental information regarding our performance and liquidity by excluding certain expenses, particularly share-based compensation expenses, that may not be indicative of our operating performance or financial condition from a cash perspective. We believe that both our management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning and forecasting future periods. This non-GAAP financial measure also facilitates our management’s internal comparisons to our historical performance and liquidity. We have computed adjusted EBITDA using the same consistent method from quarter to quarter since April 1, 2006. We believe that this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by our management in its financial and operational decision making. A limitation of using adjusted EBITDA is that this non-GAAP measure excludes interest, taxes, depreciation, amortization and share-based compensation charges that have been and will continue to be for the foreseeable future significant expense items in our results of operations. Another limitation of using adjusted EBITDA is that it does not include all items that impact our net cash provided by operating activities for the period. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from adjusted EBITDA.

The accompanying table sets out our adjusted EBITDA for each period shown, together with a reconciliation between adjusted EBITDA and the most directly comparable U.S. GAAP financial measure, net cash provided by operating activities. The U.S. dollar figures for 2012 are calculated using the same convenience translation rate of RMB6.2301 to US$1.00 that is used in our audited consolidated financial statements as of and for the year ended December 31, 2012.

	For the Years Ended December 31,						For the Six Months Ended June 30,
	2008	2009	2010	2011	2012		2012	2013
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Net cash provided by operating activities	1,741,637	2,264,484	4,700,481	8,178,819	11,995,994	1,925,492	5,407,156	5,390,589	878,318
Changes in assets and liabilities, net of effects of acquisitions	(328,839)	(376,051)	(633,146)	(521,561)	41,569	6,670	(48,011)	398,271	64,892
Income tax expenses	116,071	198,017	535,995	1,188,861	1,574,159	252,670	566,551	902,031	146,973
Interest income and other, net	(67,444)	(78,184)	(102,395)	(232,520)	(914,117)	(146,726)	(276,462)	(432,900)	(70,535)

Adjusted EBITDA (non-GAAP)	1,461,425	2,008,266	4,500,935	8,613,599	12,697,605	2,038,106	5,649,234	6,257,991	1,019,648

Set forth below is a discussion of our unaudited statements of comprehensive income data for the six months ended June 30, 2012 and 2013. The discussion of our audited financial information for the three years ended December 31, 2012 and as of December 31, 2011 and 2012 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2012 Form 20-F, which is incorporated by reference.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues. Our total revenues increased by 39.2% from RMB9.7 billion in the six months ended June 30, 2012 to RMB13.5 billion (US$2.2 billion) in the six months ended June 30, 2013. This increase was due to a substantial increase in our revenues from online marketing services. Our online marketing revenues increased by 38.9% from RMB9.7 billion in the six months ended June 30, 2012 to RMB13.5 billion (US$2.2 billion) in the six months ended June 30, 2013. This increase was mainly attributable to the increase in the number of our online marketing customers from approximately 415,000 in the six months ended June 30, 2012 to approximately 548,000 in the six months ended June 30, 2013, and the increase in the average revenue per customer from approximately RMB23 thousand in the six months ended June 30, 2012 to approximately RMB25 thousand (US$4 thousand) in the six months ended June 30, 2013. The increase in our online marketing customers was mainly due to our effective distribution network and our expanded direct sales. The increase in the average revenue per customer was primarily attributable to the increase in the number of paid clicks and the higher price per click as more customers participated in our P4P auction platform. The number of paid clicks increased by approximately 21.9% from the six months ended June 30, 2012 to the six months ended June 30, 2013.

Operating Costs and Expenses. Our total operating costs and expenses increased by 74.8% from RMB4.8 billion in the six months ended June 30, 2012 to RMB8.4 billion (US$1.4 billion) in the six months ended June 30, 2013. This increase was primarily due to the expansion of our business, and in particular the expansion of our mobile platform.

•

Cost of Revenues. Our cost of revenues increased by 71.7% from RMB2.8 billion in the six months ended June 30, 2012 to RMB4.7 billion (US$771.7 million) in the six months ended June 30, 2013. This increase was primarily due to the following factors:

•

Traffic Acquisition Costs. Our traffic acquisition costs increased by 89.8% from RMB785.0 million in the six months ended June 30, 2012 to RMB1.5 billion (US$242.7 million) in the six months ended June 30, 2013. Traffic acquisition costs represent 11.0% of total revenues in the six months ended June 30, 2013, compared to 8.1% in the six months ended June 30, 2012. The increase in our traffic acquisition costs mainly reflected the increased contribution of contextual ads and Hao123 promotions through our network.

•

Bandwidth Costs and Depreciation Expenses. Our bandwidth costs increased by 85.3% from RMB465.2 million in the six months ended June 30, 2012 to RMB862.2 million (US$140.5 million) in the six months ended June 30, 2013. Our depreciation expenses of servers and other equipment increased by 45.5% from RMB474.4 million in the six months ended June 30, 2012 to RMB690.1 million (US$112.4 million) in the six months ended June 30, 2013. The absolute increases in these costs were due to the expansion of our business as we continued to invest in servers and network infrastructure.

•

Sales Tax and Surcharges. Our sales tax and surcharges increased by 39.2% from RMB702.6 million in the six months ended June 30, 2012 to RMB977.7 million (US$159.3 million) in the six months ended June 30, 2013, in line with the increase in revenues.

•

Operational Costs. Our operational costs increased by 73.8% from RMB265.8 million in the six months ended June 30, 2012 to RMB461.9 million (US$75.3 million) in the six months ended June 30, 2013, primarily due to the increase of staff-related costs and the amortization of acquired intangible assets.

•

Content Costs. Our content costs increased by 294% from RMB62.5 million in the six months ended June 30, 2012 to RMB246.4 million (US$40.2 million) in the six months ended June 30, 2013. We started to consolidate Qiyi.com, Inc. in November 2012, and the increased content costs in the six months ended June 30, 2013 primarily relate to the amortization of licensed copyrights for video content for iQiyi.

•

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased by 80.7% from RMB1.1 billion in the six months ended June 30, 2012 to RMB1.9 billion (US$313.8 million) in the six months ended June 30, 2013. This increase was primarily due to the following factors:

•

Total salaries and benefits and staff-related expenses increased by 42.1% from RMB558.9 million in the six months ended June 30, 2012 to RMB794.1 million (US$129.4 million) in the six months ended June 30, 2013, primarily due to the increased direct sales commission associated with increased sales and to increased headcount to support our expanded online marketing services.

•

Marketing and promotion expenses increased by 236% from RMB204.9 million in the six months ended June 30, 2012 to RMB689.0 million (US$112.3 million) in the six months ended June 30, 2013. This increase was primarily due to increased marketing and promotion activities relating to our mobile products.

•

Total office operating expenses increased by 20.1% from RMB95.8 million in the six months ended June 30, 2012 to RMB115.1 million (US$18.7 million) in the six months ended June 30, 2013, primarily as a result of increase and expansion of our offices.

•

Total traveling, communication and business development expenses increased by 53.7% from RMB42.7 million in the six months ended June 30, 2012 to RMB65.7 million (US$10.7 million) in the six months ended June 30, 2013, primarily due to the increased headcount and activities to support our expanded online marketing services.

•

Share-based compensation expenses allocated to selling, general and administrative expenses increased by 62.5% from RMB31.8 million in the six months ended June 30, 2012 to RMB51.7 million (US$8.4 million) in the six months ended June 30, 2013.

•

Research and Development Expenses. Our research and development expenses increased by 77.2% from RMB988.7 million in the six months ended June 30, 2012 to RMB1.8 billion (US$285.5 million) in the six months ended June 30, 2013, primarily due to an increase in the number of research and development staff.

Operating Profit. As a result of the foregoing, we generated an operating profit of RMB5.1 billion (US$0.8 billion) in the six months ended June 30, 2013, a 4.2% increase from RMB4.9 billion in the six months ended June 30, 2012.

Other Income, Net, Including Exchange Gains or Losses. Our other income, net, including exchange gains or losses was RMB27.0 million (US$4.4 million) in the six months ended June 30, 2013, compared to RMB44.9 million in the six months ended June 30, 2012.

Loss From Equity Method Investments. Our loss from equity method investments decreased from RMB103.2 million in the six months ended June 30, 2012 to RMB5.4 million (US$0.9 million) in the six months ended June 30, 2013 mainly due to the acquisition of Qiyi.com, Inc. in November 2012, at which time it became our subsidiary and ceased to be an equity method investee.

Taxation. Our income tax expenses increased by 59.2% from RMB566.6 million in the six months ended June 30, 2012 to RMB0.9 billion (US$147.0 million) in the six months ended June 30, 2013, primarily due to the accrual of dividend withholding tax net off by the income tax reversal recorded in the six months ended June 30, 2013, in connection with Baidu Online Network Technology (Beijing) Co., Ltd. obtaining Key Software Enterprise status retrospectively effective from 2011.

Net Income Attributable to Baidu, Inc. As a result of the foregoing, net income attributable to Baidu, Inc. increased by 0.7% from RMB4.7 billion in the six months ended June 30, 2012 to RMB4.7 billion (US$0.8 billion) in the six months ended June 30, 2013.

Cash Flows and Working Capital

As of June 30, 2013, we had RMB34.1 billion (US$5.6 billion) in cash, cash equivalents and short-term investments.

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Six Months Ended June 30,
	2012	2013
	RMB	RMB	US$
	(In thousands)
Net cash generated from operating activities	5,407,156	5,390,589	878,318
Net cash used in investing activities	(6,478,233)	(8,381,346)	(1,365,619)
Net cash (used in) generated from financing activities	(137,622)	275,591	44,904
Net decrease in cash and cash equivalents	(1,208,616)	(2,851,633)	(464,632)
Cash and cash equivalents at beginning of the period	4,127,482	11,880,632	1,935,776
Cash and cash equivalents at end of the period	2,918,866	9,028,999	1,471,144

Net cash generated from operating activities was RMB5.4 billion (US$0.9 billion) in the six months ended June 30, 2013, remaining stable from RMB5.4 billion in the six months ended June 30, 2012. The principal factors contributing to decreases in net cash generated were increases in accounts receivables, due to the growth in our revenue and our acquisition of the online video business of PPStream Inc., and increases in other receivables. The principal factors contributing to increases in net cash generated were increases in depreciation and amortization expenses, deferred income tax, accounts payable and accrued liabilities.

Net cash used in investing activities increased to RMB8.4 billion (US$1.4 billion) in the six months ended June 30, 2013 from RMB6.5 billion in the six months ended June 30, 2012. This increase was primarily due to the acquisition of the online video business of PPStream Inc. for US$370 million in May 2013.

Net cash generated from financing activities was RMB275.6 million (US$44.9 million) in the six months ended June 30, 2013, compared to net cash used of RMB137.6 million in the six months ended June 30, 2012. This was primarily due to proceeds received from issuance of shares by one of our subsidiaries, Qunar Cayman Islands Limited, in the six months ended June 30, 2013.

Capital Expenditures

We made capital expenditures, consisting of acquisitions of fixed assets, of RMB1.0 billion (US$165.6 million) in the six months ended June 30, 2013, representing 7.5% of our total revenues, as compared to RMB1.0 billion in the six months ended June 30, 2012, representing 10.5% of our total revenues. Our capital expenditures in this period were primarily due to the purchase of servers, network equipment and other computer hardware to increase our network infrastructure capacity. We funded our capital expenditures primarily with net cash flow generated from operating activities.

Our capital expenditures may increase in the future as our business continues to grow, in connection with the expansion and improvement of our network infrastructure and further expenditures on the construction of office buildings and cloud computing based data centers. We currently plan to fund these expenditures with cash flow generated from our operating activities.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$994.4 million. We plan to use the net proceeds from the sale of the Notes for general corporate purposes, including merger and acquisition activities.

We may use the net proceeds from our issuance and sale of the Notes to fund the operations of our PRC subsidiaries by making additional capital contributions to our existing PRC subsidiaries, injecting capital to establish new PRC subsidiaries or providing loans to our PRC subsidiaries. Transfer of funds from Baidu, Inc. or any of our offshore subsidiaries to our PRC subsidiaries is subject to PRC regulatory restrictions and procedures: (i) capital contributions to existing PRC subsidiaries and establishment of new PRC subsidiaries must be approved by the PRC Ministry of Commerce or its local counterpart and registered with SAFE or its local counterpart; and (ii) loans to any of our PRC subsidiaries must not exceed the statutory limit, which is the difference between the amount of total investment as approved by the PRC Ministry of Commerce or its local counterpart for that PRC subsidiary and the amount of registered capital of that PRC subsidiary, and must be registered with the local counterpart of SAFE. See “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our ability to fund and expand our business” in our 2012 Form 20-F, which is incorporated by reference.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and almost all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the noon buying rate in New York City for cable transfers in RMB as certified for customs purposes by the Federal Reserve Board. Except as otherwise stated in this prospectus supplement, all amounts in this prospectus supplement that are not recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.1374 to US$1.00, the noon buying rate in effect as of June 28, 2013. All amounts in this prospectus supplement that are recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.2301 to US$1.00, the noon buying rate in effect as of December 31, 2012. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On July 26, 2013, the noon buying rate was RMB6.1316 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013
First six months	6.1374	6.1811	6.2438	6.1213
January	6.2186	6.2215	6.2303	6.2134
February	6.2213	6.2323	6.2438	6.2213
March	6.2108	6.2154	6.2246	6.2105
April	6.1647	6.1861	6.2078	6.1647
May	6.1340	6.1416	6.1665	6.1213
June	6.1374	6.1342	6.1488	6.1248
July (through July 26)	6.1316	6.1348	6.1408	6.1293

Source: Federal Reserve Statistical Release

(1)	Annual and interim period averages are calculated using the average of the exchange rates on the last day of each month during the relevant year or interim period. Monthly averages are calculated using the average of the daily rates during the relevant month.

CAPITALIZATION

The following table sets forth our consolidated total capitalization as of June 30, 2013 on an actual basis and on an as adjusted basis to give effect to the issuance of Notes in this offering, the repayment of amounts outstanding under our credit facility dated July 14, 2011 and the repayment of certain short-term loans amounting to RMB12.2 million, as well as giving effect to a loan of US$150.0 million that we incurred in July 2013. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto included in this prospectus supplement.

	As of June 30, 2013
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands)
Short-term loans(1)	47,200	7,691	35,000	5,703
Long-term loans(2)	2,495,903	406,671	1,268,969	206,760
Long-term notes payable(3)	9,196,593	1,498,451	9,196,593	1,498,451
Notes offered hereby	—	—	6,137,400	1,000,000

Total debt	11,739,696	1,912,813	16,637,962	2,710,914
Total shareholders’ equity(4)	31,600,263	5,148,802	31,600,263	5,148,802

Total capitalization(5)	43,339,959	7,061,615	48,238,225	7,859,716

(1)	Represents loans provided by banks with original maturities of less than one year.
(2)	Represents loans provided by banks with original maturities of greater than one year, including current and non-current portions.
(3)	Represents our 2.250% Notes due 2017 and 3.500% Notes due 2022.
(4)	Total shareholders’ equity includes shareholders’ equity pertaining to our shareholders plus shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(5)	Total capitalization is the sum of total debt and total shareholders’ equity. After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

As of June 30, 2013, on a consolidated basis, all of our debt outstanding was unsecured. In addition, at June 30, 2013, we did not have any off-balance sheet guarantees.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by the indenture dated as of November 28, 2012, as supplemented by the second supplemental indenture to be dated as of August 6, 2013 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this description, references to the “Company,” “we,” “us” or “our” mean Baidu, Inc. only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

General

The Notes will constitute a series of securities under the indenture. The Notes will initially be issued in an aggregate principal amount of US$1,000,000,000 and will mature on August 6, 2018 unless the Notes are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The Notes will bear interest at the rate of 3.250% per annum. Interest on the Notes will accrue from August 6, 2013 and will be payable semi-annually in arrears on February 6 and August 6 of each year, beginning on February 6, 2014, to the persons in whose names the Notes are registered at the close of business on the preceding January 22 and July 22, respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes to constitute a single series of Notes. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as the Notes offered hereby unless the additional Notes are fungible with the outstanding Notes for U.S. federal income tax purposes.

Optional Redemption

We may, at any time upon giving not less than 30 nor more than 60 days’ notice to holders of the Notes (which notice shall be irrevocable), redeem the Notes, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the make whole amount, which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, to, but not including, the redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, the trustee will select the Notes to be redeemed either pro rata, by lot or in such other manner as the trustee deems appropriate, subject to the procedures of DTC.

Repurchase Upon Change of Control

If a Change of Control occurs, unless we have exercised our right to redeem the Notes as described under the heading “Description of Debt Securities—Tax Redemption” in the accompanying prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture and the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•

deposit with the paying agent one Business Day prior to the Change of Control Payment Date an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control to consummate a Change of Control Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Change of Control Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Change of Control, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Change of Control Offer, and there can be no assurance that we will be able to effect such repayment or termination.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors elected or appointed by our shareholders to manage our business or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means:

(i)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more of the total voting power of our Voting Stock or any of our direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) than the Permitted Holders;

(ii)	the merger or consolidation of us with or into another Person or the merger of another Person with or into us, unless the holders of a majority of the aggregate voting power of our Voting Stock, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(iii)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and our Controlled Entities, taken together as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than transactions with one or more Permitted Holders;

(iv)	the Permitted Holders in the aggregate cease to own more than 30% of the total voting power of our Voting Stock;

(v)	the adoption by our shareholders of a plan or proposal for our liquidation or dissolution; or

(vi)

(A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (x) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) we being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such Change in Law would not materially adversely affect our ability to make principal and interest payments on the Notes when due.

The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of all or “substantially all” of our and our Controlled Entities’ assets, taken together as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of our and our Controlled Entities’ assets, taken together as a whole, may be uncertain.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Group” means the Company and our Controlled Entities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Permitted Holders” means Mr. Robin Yanhong Li and any Affiliate of Mr. Robin Yanhong Li; in the event we merge into a Controlled Entity of ours (“Merger Sub”) that (i) is a shell corporation, (ii) is incorporated specifically for the purpose of a merger with us and (iii) is a Controlled Entity directly owned by another Controlled Entity of ours that is directly owned by us (“Topco”), with Topco owning no assets other than holding the Capital Stock of Merger Sub, then, upon completion of such merger, Topco will be a Permitted Holder so long as our ultimate beneficial ownership has not been modified by such transaction. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the indenture) will thereafter constitute additional Permitted Holders.

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

(i)	we and the trustee may not, without the consent of each holder of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase of the Notes or change the time at which the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Change of Control” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Change of Control”); and

(ii)	we and the trustee may, without the consent of any holder of the Notes, amend the indenture and the Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced by an officers’ certificate.

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness, or any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing the Notes equally and ratably therewith or (ii) providing such other security for the Notes as shall be approved by an act of the holders of the Notes holding at least a majority of the principal amount of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)	any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;

(iv)	any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full); or

(v)	any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)	its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)	its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 5% of our consolidated net profit (before taxation and exceptional items); or

(c)	its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)	in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)	if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)	if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)	if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such

Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)	to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Change of Control” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

The Notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking, S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers’ certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing. These certificated Notes will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S.

participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

Prospective investors should consult their professional advisers regarding the possible tax consequences of buying, holding or selling any Notes under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

The following is a summary of certain PRC tax consequences of the purchase, ownership and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence or domicile.

If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest payable by us and PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes and any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty).

If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

U.S. Federal Income Tax Considerations

This sub-section titled “U.S. Federal Income Tax Considerations” discusses U.S. federal income tax consequences of the ownership of the Notes as of the date of this prospectus supplement. This summary applies to you only if:

•

You are, for U.S. federal income tax purposes, a beneficial owner of a Note and an individual U.S. citizen or resident, a U.S. corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes; and

•

You purchase the Notes in their original issuance at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money, and you hold such Notes as capital assets for U.S. federal income tax purposes.

This sub-section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. In particular, the discussion does not address all of the tax consequences that may be applicable to investors that are subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that elect mark-to-market treatment, persons that hold the Notes as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction for U.S. federal tax purposes, persons subject to the alternative minimum tax and persons whose functional currency is not the U.S. dollar.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

The discussion below regarding U.S. federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, final and proposed Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as of the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively.

If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you are urged to consult your tax advisor.

Interest Payments

Payments of stated interest on the Notes will be includible in your gross income as ordinary interest income at the time you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Interest on the Notes constitutes foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the Notes generally will constitute passive income.

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, payments of interest in respect of the Notes may be subject to PRC withholding taxes. For U.S. federal income tax purposes, the amount of interest includible in taxable income would include any amounts withheld in respect of PRC taxes. Subject to applicable limitations, PRC taxes, if any, withheld from payments in respect of the Notes not in excess of any applicable U.S.-PRC income tax treaty rate (assuming you are eligible for such treaty) would be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you are urged to consult your tax advisor regarding the creditability of foreign taxes in your particular circumstances. Instead of claiming a credit, you may, at your election, deduct such PRC taxes, if any, in computing taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits is applicable to all foreign taxes paid or accrued in the taxable year.

Additional Amounts paid pursuant to the obligations described under “Description of the Notes—Payment of Additional Amounts” would be treated as ordinary interest income.

Sale, Exchange, Redemption and Other Disposition of the Notes

Upon the sale, exchange, redemption or other disposition of the Notes, you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be treated as ordinary interest income) and your adjusted tax basis in such Notes. Your adjusted tax basis in the Notes generally will equal the cost of such Notes. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition you held the Notes for more than one year. The deductibility of capital losses is subject to certain limitations.

As described in “—PRC Taxation” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of Notes may be subject to PRC income taxes. You are entitled to use foreign tax credits to offset only the portion of your U.S. tax liability considered to be attributable to foreign source income. Generally, gain or loss from the disposition of Notes will be U.S.-source for purposes of the foreign tax credit rules. However, if you are eligible for the benefits of the U.S.-PRC income tax treaty, such gain may be treated as arising from PRC sources under the U.S.-PRC income tax treaty. You are urged to consult your tax advisor as to your eligibility for benefits under the U.S.-PRC income tax treaty and the creditability of any PRC tax on disposition gains in your particular circumstances if you are so eligible.

Foreign Financial Asset Reporting

Owners of certain foreign financial assets, including debt of foreign entities, may be required to file an information report with respect to such assets with their tax returns if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year or $75,000 at any time during the taxable year (or, in some circumstances, a higher threshold). The Notes are expected to constitute foreign financial assets subject to these requirements unless the Notes are held in an account at a financial institution (in which case the account may be reportable if maintained by a foreign financial institution). If you are a U.S. person acquiring our Notes, you are urged to consult your tax advisors regarding the application of this legislation.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC and Goldman Sachs (Asia) L.L.C. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes set forth opposite its name below:

Underwriters	Principal Amount of the Notes
J.P. Morgan Securities LLC		510,000,000
Goldman Sachs (Asia) L.L.C.		475,000,000
Australia and New Zealand Banking Group Limited		5,000,000
Bank of China Limited		5,000,000
Morgan Stanley & Co. International plc		5,000,000

Total	US$	1,000,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. Goldman Sachs (Asia) L.L.C. will offer the Notes in the United States through its registered broker-dealer affiliate Goldman, Sachs & Co., Australia and New Zealand Banking Group Limited will offer the Notes in the United States through its registered broker-dealer affiliate ANZ Securities, Inc. and Morgan Stanley & Co. International plc will offer the Notes in the United States through its registered broker-dealer affiliate Morgan Stanley & Co. LLC.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid By Us
Per Note		0.300%
Total	US$	3,000,000

Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be US$0.9 million.

We have agreed that, for a period until 60 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any securities issued or guaranteed by us that are substantially similar to the Notes. The underwriters in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. Approval-in-principle has been obtained for the listing and quotation of the Notes on the SGX-ST. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in three business days, and purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.

The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States of America. The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

Sales Outside the United States

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”), an offer of the Notes may not be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the Relevant Member State has implemented the relevant provision;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of FSMA does not apply to the underwriters. All applicable provisions of FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of this prospectus supplement and the accompanying prospectus for the purposes of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The PRC

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the PRC and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC.

Cayman Islands

No Notes will be offered or sold to the public in the Cayman Islands.

British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the BVI to subscribe for any of the Notes.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law and Jingtian & Gongcheng with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law, and Davis Polk & Wardwell LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Baidu, Inc. in Baidu, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012 and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in the accompanying prospectus. Such consolidated financial statements are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, People’s Republic of China.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of December 31, 2012	As of June 30, 2013	As of June 30, 2013
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	11,880,632	9,028,999	1,471,144
Restricted cash	395,029	330,754	53,891
Short-term investments	20,604,223	25,040,393	4,079,968
Accounts receivable, net of allowance of RMB5,768 and RMB21,248 (US$3,462) as of December 31, 2012 and June 30, 2013	1,253,483	1,786,638	291,107
Deferred tax assets, net	160,315	243,482	39,672
Other assets, current	380,407	996,244	162,322

Total current assets	34,674,089	37,426,510	6,098,104

Non-current assets:
Fixed assets, net	3,887,877	4,231,365	689,439
Intangible assets, net	1,587,665	2,315,459	377,270
Goodwill	3,877,564	5,983,192	974,874
Long-term investments, net	803,499	1,603,532	261,272
Deferred tax assets, net	53,303	48,575	7,915
Other assets, non-current	784,893	791,826	129,016

Total non-current assets	10,994,801	14,973,949	2,439,786

TOTAL ASSETS	45,668,890	52,400,459	8,537,890

LIABILITIES AND EQUITY
Current liabilities:
(including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB1,914,531 and RMB2,783,428 (US$453,519) as of December 31, 2012 and June 30, 2013)
Accounts payable and accrued liabilities	3,806,836	4,675,516	761,807
Customer advances and deposits	2,067,586	1,990,234	324,280
Deferred revenue	94,121	110,734	18,042
Deferred income	64,506	72,287	11,778
Short-term loans	—	47,200	7,691
Long-term loans, current portion	2,170,978	2,147,544	349,911
Capital lease obligation, current	32,502	33,578	5,471

Total current liabilities	8,236,529	9,077,093	1,478,980

Non-current liabilities:
(including amounts of the consolidated VIEs without recourse to the primary beneficiaries of RMB258,319 and RMB408,466 (US$66,554) as of December 31, 2012 and June 30, 2013)
Deferred income	190,000	340,800	55,528
Long-term loans	356,589	348,359	56,760
Notes payable	9,336,686	9,196,593	1,498,451
Deferred tax liabilities	289,482	885,525	144,283
Capital lease obligation, non-current	44,479	27,418	4,467

Total non-current liabilities	10,217,236	10,798,695	1,759,489

Total liabilities	18,453,765	19,875,788	3,238,469

Commitments and contingencies
Redeemable noncontrolling interests	1,033,283	924,408	150,619

Equity
Class A ordinary shares, par value US$0.00005 per share, 825,000,000 shares authorized, and 27,202,710 shares and 27,224,449 shares issued and outstanding as of December 31, 2012 and June 30, 2013	12	12	2
Class B ordinary shares, par value US$0.00005 per share, 35,400,000 shares authorized, and 7,763,000 shares and 7,753,000 shares issued and outstanding as of December 31, 2012 and June 30, 2013	3	3	—
Additional paid-in capital	2,095,273	2,284,601	372,242
Retained earnings	24,038,219	28,726,137	4,680,506
Accumulated other comprehensive (loss) income	(78,278)	233,824	38,098

Total Baidu, Inc. shareholders’ equity	26,055,229	31,244,577	5,090,848
Noncontrolling interests	126,613	355,686	57,954

Total equity	26,181,842	31,600,263	5,148,802

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	45,668,890	52,400,459	8,537,890

The accompanying notes are an integral part of the condensed consolidated financial statements.

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

	For the six months ended
	June 30, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
Revenues:
Online marketing services	9,712,085	13,492,031	2,198,330
Other services	7,874	37,322	6,081

Total revenues	9,719,959	13,529,353	2,204,411

Operating costs and expenses:
Cost of revenues	(2,758,718)	(4,736,382)	(771,725)
Selling, general and administrative	(1,066,175)	(1,926,168)	(313,841)
Research and development	(988,711)	(1,752,448)	(285,536)

Total operating costs and expenses	(4,813,604)	(8,414,998)	(1,371,102)

Operating profit	4,906,355	5,114,355	833,309

Other income:
Interest income	385,578	591,798	96,425
Interest expense	(50,842)	(180,495)	(29,409)
Foreign exchange gain (loss), net	854	(6,843)	(1,115)
Loss from equity method investments	(103,199)	(5,369)	(875)
Others, net	44,071	33,809	5,509

Total other income	276,462	432,900	70,535

Income before income taxes	5,182,817	5,547,255	903,844

Income taxes	(566,551)	(902,031)	(146,973)

Net income	4,616,266	4,645,224	756,871

Less: Net loss attributable to noncontrolling interests	(36,579)	(41,497)	(6,761)

Net income attributable to Baidu, Inc.	4,652,845	4,686,721	763,632

Earnings per share for Class A and Class B ordinary shares:
Basic	132.64	134.05	21.84
Diluted	132.44	133.97	21.83
Earnings per ADS (1 Class A ordinary share equals 10 ADSs):
Basic	13.26	13.41	2.18
Diluted	13.24	13.40	2.18
Weighted average number of Class A and Class B ordinary shares outstanding
Basic	34,924,980	34,972,074	34,972,074
Diluted	34,977,496	34,992,156	34,992,156
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment	(22,918)	35,713	5,819
Unrealized gains on available-for-sale securities	12,307	227,315	37,038

Other comprehensive (loss) income, net of tax	(10,611)	263,028	42,857

Comprehensive income	4,605,655	4,908,252	799,728

Less: Comprehensive loss attributable to noncontrolling interests	(36,423)	(43,777)	(7,133)

Comprehensive income attributable to Baidu, Inc.	4,642,078	4,952,029	806,861

The accompanying notes are an integral part of the condensed consolidated financial statements.

BAIDU, INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”))

	For the six months ended
	June 30, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
Cash flows from operating activities:
Net income	4,616,266	4,645,224	756,871
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of fixed assets and computer parts	588,851	806,075	131,338
Loss (gain) on disposal of fixed assets	15,595	(3,895)	(634)
Amortization of intangible assets	65,005	305,078	49,708
Deferred income tax, net	(41,983)	452,385	73,710
Share-based compensation	89,023	194,232	31,647
(Reversal of) provision for doubtful accounts	(744)	15,725	2,562
Investment income	(296,793)	(543,248)	(88,514)
Loss from equity method investments	103,199	5,369	875
Other noncash expenses	5,927	11,553	1,882
Gain on disposal of a subsidiary	(15,238)	—	—

Changes in assets and liabilities, net of effects of acquisition:
Restricted cash	153,397	63,453	10,339
Accounts receivable	(150,102)	(424,222)	(69,121)
Other assets	(57,725)	(683,124)	(111,305)
Amounts due from related parties	(288,328)	—	—
Customer advances and deposits	(72,022)	(79,253)	(12,913)
Accounts payable and accrued liabilities	160,882	447,031	72,837
Deferred revenue	(27,465)	19,625	3,198
Deferred income	212,716	158,581	25,838
Amounts due to related parties	346,695	—	—

Net cash generated from operating activities	5,407,156	5,390,589	878,318

Cash flows from investing activities:
Acquisition of fixed assets	(1,020,108)	(1,016,072)	(165,554)
Acquisition of computer parts	(21,475)	(733)	(119)
Disposal of fixed assets	3,532	7,343	1,196
Acquisition of business, net of cash acquired	(80,848)	(2,390,429)	(389,486)
Acquisition of intangible assets	(43,702)	(413,880)	(67,436)
Capitalization of software costs	(10,106)	(2,488)	(405)
Purchases of short-term held-to-maturity investments	(11,458,562)	(14,947,054)	(2,435,405)
Sales and maturities of short-term held-to-maturity investments	8,998,042	13,297,956	2,166,708
Purchases of short-term available-for-sale investments	(2,520,000)	(9,325,600)	(1,519,471)
Sales and maturities of short-term available-for-sale investments	3,539	7,313,915	1,191,696
Purchases of long-term available-for-sale investments	—	(672,737)	(109,613)
Purchases of other long-term investments	(25,000)	(139,443)	(22,720)
Cash distribution of long-term investments	—	1,038	169
Payments to fund long-term loans to related-parties	(302,524)	—	—
Payments to acquire a subsidiary’s shares from noncontrolling interests	(1,021)	(93,162)	(15,179)

Net cash used in investing activities	(6,478,233)	(8,381,346)	(1,365,619)

Cash flows from financing activities:
Repayment of short-term loans	(125,878)	—	—
Repayment of long-term loans	(31,600)	—	—
Payment of capital lease obligation	(10,823)	(15,984)	(2,604)
Payment of debt issuance costs	—	(1,220)	(199)
Proceeds from issuance of subsidiary’s shares	—	292,378	47,639
Proceeds from exercise of share options	30,679	417	68

Net cash (used in) generated from financing activities	(137,622)	275,591	44,904

Effect of exchange rate changes on cash and cash equivalents	83	(136,467)	(22,235)

Net decrease in cash and cash equivalents	(1,208,616)	(2,851,633)	(464,632)

Cash and cash equivalents at beginning of the period	4,127,482	11,880,632	1,935,776

Cash and cash equivalents at end of the period	2,918,866	9,028,999	1,471,144

The accompanying notes are an integral part of the condensed consolidated financial statements.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

1. BASIS OF PRESENTATION

Basis of Consolidation

The unaudited interim condensed consolidated financial statements include the accounts of Baidu, Inc. (“Baidu” or the “Company”), its wholly-owned subsidiaries, its majority-owned subsidiaries, its variable interest entities (“VIEs”) and the wholly-owned subsidiaries of the VIEs.

As of June 30, 2013, the Company has wholly-owned and majority-owned subsidiaries incorporated in countries and jurisdictions including the People’s Republic of China (“PRC”), Hong Kong, Japan, the United States of America (“USA”), the Cayman Islands and the British Virgin Islands (“BVI”).

As of June 30, 2013, the Company also effectively controls a number of VIEs through the Primary Beneficiaries, as defined below. The VIEs include:

•

Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”), controlled through Baidu Online Network Technology (Beijing) Co., Ltd. (“Baidu Online”), one of the Company’s wholly-owned subsidiaries;

•	Beijing Perusal Technology Co., Ltd. (“Beijing Perusal”), controlled through Baidu Online;

•	Beijing BaiduPay Science and Technology Co., Ltd. (“BaiduPay”), controlled through Baidu Online;

•	Baidu HR Consulting (Shanghai) Co., Ltd. (“Baidu HR”), controlled through Baidu Online; and

•	Other VIEs controlled through Primary Beneficiaries other than Baidu Online.

The Company, its wholly-owned and majority-owned subsidiaries, VIEs and wholly-owned subsidiaries of the VIEs are hereinafter collectively referred to as the “Group.” The Group offers internet search solutions and online marketing solutions, operates an online payment platform which enables customers to make payments online, develops and markets scalable web application software and provides related services, conducts online advertising business in connection with online video contents broadcasting, as well as provides human resource related services including employment agency services. The Group’s principal geographic market is in the PRC. The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned and majority-owned subsidiaries and VIEs in the PRC.

PRC laws and regulations prohibit or restrict foreign ownership of internet content, advertising, audio and video services and employment agency businesses. To comply with these foreign ownership restrictions, the Group operates its websites and primarily provides services subject to such restriction in the PRC through the VIEs, the PRC legal entities that were established by the individuals authorized by the Group. The paid-in capital of the VIEs was mainly funded by the Group through loans extended to the authorized individuals, who were the shareholders of the VIEs then. The Group has entered into certain exclusive agreements with the VIEs through Baidu Online and certain other subsidiaries (collectively “the Primary Beneficiaries”), which obligate the Primary Beneficiaries to absorb a majority of the risk of loss from the VIEs’ activities and entitle the Primary Beneficiaries to receive a majority of their residual returns. In addition, the Group has entered into certain agreements with the shareholders of the VIEs through the Primary Beneficiaries, including loan agreements for the paid-in capital of the VIEs, proxy agreements or power of attorney to direct the activities that most significantly affect the economic performance of the VIEs, option agreements to acquire the equity interests in the VIEs when permitted by the PRC laws, and share pledge agreements for the equity interests in the VIEs held by the shareholders of the VIEs.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Primary Beneficiaries and the VIEs through the aforementioned agreements with the shareholders of the VIEs. The shareholders of the VIEs effectively assigned all of their voting rights underlying their equity interest in the VIEs to the Primary Beneficiaries. In addition, through the other exclusive agreements, which consist of operating agreements, technology consulting and services agreements and license agreements, the Primary Beneficiaries demonstrate their ability and intention to continue to exercise the ability to absorb substantially all of the profits and all of the expected losses of the VIEs. The VIEs are subject to operating risks, which determine the variability of the Company’s interest in those entities. Based on these contractual arrangements, the Company consolidates the VIEs as required by SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) subtopic 810-10 (“ASC 810-10”), Consolidation: Overall, because the Company holds all the variable interests of the VIEs through the Primary Beneficiaries.

In the opinion of the Company’s legal counsel, (i) the ownership structure of the Company and its VIEs is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIEs and their shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects. However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found in violation of existing and/or future PRC laws or regulations and could limit the Company’s ability, through the Primary Beneficiaries, to enforce its rights under these contractual arrangements. Furthermore, shareholders of the VIEs may have interests that are different than those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the aforementioned agreements. In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or discontinue the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs.

The following tables set forth the assets, liabilities and results of operations of the VIEs and their subsidiaries included in the Company’s unaudited interim condensed consolidated balance sheets and unaudited interim condensed consolidated statements of comprehensive income:

	As of December 31, 2012	As of June 30, 2013
	RMB	RMB	US$
Total assets	2,785,190	4,012,038	653,703
Current	1,269,283	1,867,948	304,355
Non-current	1,515,907	2,144,090	349,348
Total liabilities	2,172,850	3,191,894	520,073
Current	1,914,531	2,783,428	453,519
Non-current	258,319	408,466	66,554

	For the six months ended
	June 30, 2012	June 30, 2013
	RMB	RMB	US$
Total revenues	2,708,304	4,300,453	700,696
Net income	83,619	120,896	19,698

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

As of June 30, 2013, there was no pledge or collateralization of the VIEs or their subsidiaries’ assets. The amount of the net assets of the VIEs, which are restricted under PRC laws and regulations, was RMB820,144 (US$133,630) as of June 30, 2013. The creditors of the VIEs’ liabilities do not have recourse to the general credit of the Primary Beneficiaries in the normal course of business.

The unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All inter-company transactions and balances among the Company, its wholly-owned and majority-owned subsidiaries, VIEs and subsidiaries of the VIEs are eliminated upon consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

In the opinion of management, the unaudited interim condensed consolidated financial statements, which comprise the condensed consolidated balance sheet of the Company as of June 30, 2013, the condensed consolidated statements of comprehensive income and the condensed consolidated statements of cash flows for the six-month periods ended June 30, 2013 and 2012, reflect all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of June 30, 2013, the Company’s consolidated results of operations and consolidated cash flows for the six-month periods ended June 30, 2013 and 2012. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The consolidated balance sheet data as of December 31, 2012 was derived from the Company’s audited financial statements, but does not include all disclosures required by U.S. GAAP for annual financial statements.

These financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2012.

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management evaluates estimates, including those related to the accounts receivable allowances, fair values of options to purchase subsidiaries’ ordinary shares, fair values of certain equity investments, the purchase price allocation and fair value of noncontrolling interests with respect to business combinations, and deferred tax valuation allowance, among others. Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

Currency Translation for Financial Statements Presentation

Translations of amounts from RMB into US$ for the convenience of the reader have been calculated at the exchange rate of RMB6.1374 per US$1.00 on June 30, 2013 as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies do not include all of the significant accounting policies of the Company, which were included in, and should be read in conjunction with, the audited consolidated financial statements as of and for the year ended December 31, 2012.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates fair value, and primarily consist of cash and investments in interest bearing demand deposit accounts, time deposits, highly liquid investments and money market funds. All time deposits, money market funds and other highly liquid investments with original maturities of three months or less from the date of purchase are classified as cash equivalents.

Investments

Short-term Investments

All highly liquid investments with original maturities of greater than three months, but less than 12 months, are classified as short-term investments. Investments that are expected to be realized in cash during the next 12 months are also included in short-term investments.

The Company accounts for short-term investments in accordance with ASC subtopic 320-10 (“ASC 320-10”), Investments—Debt and Equity Securities: Overall. The Company classifies the short-term investments in debt and equity securities as “held-to-maturity”, “trading” or “available-for-sale”, whose classification determines the respective accounting methods stipulated by ASC 320-10. Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities, are included in earnings. Any realized gains or losses on the sale of the short-term investments are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized.

The securities that the Company has positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost basis is other-than-temporary in accordance with the Company’s policy and ASC 320-10. When the Company intends to sell an impaired debt security or it is more likely than not that it will be required to sell prior to recovery of its amortized cost basis, an other-than-temporary impairment is deemed to have occurred. In these instances, the other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt security’s amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made. When the Company does not intend to sell an impaired debt security and it is more-likely-than-not that it will not be required to sell prior to recovery of its amortized cost basis, the Company must determine whether or not it will recover its amortized cost basis. If the Company concludes that it will not, an other-than-temporary impairment exists and that portion of the credit loss is recognized in earnings, while the portion of loss related to all other factors is recognized in other comprehensive income.

The securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

Investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investment is reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Realized gains or losses are charged to earnings during the period in which the gain or loss is realized. An impairment loss on the available-for-sale securities would be recognized in earnings when the decline in value is determined to be other-than-temporary.

Long-term Investments

The Company’s long-term investments consist of cost method investments, equity method investments, held-to-maturity investments with original and remaining maturities of greater than 12 months, and available-for-sale investments in equity securities.

In accordance with ASC subtopic 325-20 (“ASC 325-20”), Investments-Other: Cost Method Investments, for investments in an investee over which the Company does not have significant influence and which do not have readily determinable fair value, the Company carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings that exceed the Company’s share of earnings since its investment. Management regularly evaluates the impairment of the cost method investments based on performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in earnings equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of investment.

Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC subtopic 323-10 (“ASC 323-10”), Investments-Equity Method and Joint Ventures: Overall. Under the equity method, the Company initially records its investment at cost and the difference between the cost of the equity investee and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated balance sheets. The Company subsequently adjusts the carrying amount of the investment to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Company will discontinue applying the equity method if an investment (and additional financial supports to the investee, if any) has been reduced to zero. Under the conditions that the Company is not required to advance additional funds to an investee and the equity-method investment in ordinary shares is reduced to zero, if further investments are made that have a higher liquidation preference than ordinary shares, the Company would recognize the loss based on its percentage of the investment with the same liquidation preference, and the loss would be applied to those investments of a lower liquidation preference first before being further applied to the investments of a higher liquidation preference. The Company evaluates the equity method investments for impairment under ASC 323-10. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Long-term held-to-maturity investments and long-term available-for-sale investments are measured in the same manner as short-term held-to-maturity investments and short-term available-for-sale investments, respectively.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

Revenue Recognition

The Company recognizes revenue based on the following principles:

(1) Auction-based pay-for-performance service

The Company’s auction-based pay-for-performance (“P4P”) platform enables a customer to place its website link and related description on the Company’s search result list. Customers make bids on keywords based on how much they are willing to pay for each click to their listings in the search results listed on the Company’s website and the relevance between the keywords and the customer’s businesses. Internet users’ search of the keyword will trigger the display of the listings. The ranking of the customer’s listing depends on both the bidding price and the listing’s relevance to the keyword searched. Customer pays the Company only when a user clicks on one of its website links. Other than the auction-based P4P platform, the Company has certain vertical P4P platforms from which it generates revenue through pre-determined prices per click. Revenue is recognized when a user clicks on one of the customer-sponsored website links, as there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection is reasonably assured, as prescribed by ASC subtopic 605-10 (“ASC 605-10”), Revenue Recognition: Overall.

For certain P4P customers engaged through direct sales, the Company may provide certain value-added consultative support services to help its customers to better utilize its P4P online marketing system. Fees for such services are recognized as revenue on a pro-rata basis over the contracted service period.

(2) Other performance-based online marketing services

To the extent the Company provides online marketing services based on performance criteria other than click-throughs, such as the number of telephone calls brought to its customers, the number of users registered with its customers, the number of minimum click-throughs, and the number of successful reservation of hotels or issuance of air tickets, revenue is recognized when the specified performance criteria are met together with satisfaction of other applicable revenue recognition criteria as prescribed by ASC 605-10.

(3) Time-based online advertising services

For time-based online advertising services such as text links, banners, or other forms of graphical advertisements, the Company recognizes revenue, in accordance with ASC 605-10, on a pro-rata basis over the contractual term commencing on the date the customer’s advertisement is displayed on a specified webpage. For certain time-based contractual agreements, the Company may also provide certain performance guarantees, in which cases revenue is recognized at the later of the completion of the time commitment or performance guarantee.

(4) Online marketing services involving Baidu Union

Baidu Union is the program through which the Company expands distribution of its customers’ sponsored links or advertisements by leveraging traffic of the Baidu Union members’ internet properties. The Company makes payments to Baidu Union members for acquisition of traffic. The Company recognizes gross revenue for the amount of fees it receives from its customers. Payments made to Baidu Union members are included in cost of revenues as traffic acquisition costs.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

(5) Barter transactions

The Company engages in barter transactions from time to time and in such situations follows the guidance set forth in ASC subtopic 845-10 (“ASC 845-10”), Nonmonetary Transactions: Overall. While nonmonetary transactions are generally recorded at fair value, if such value is not determinable within reasonable limits, the transaction is recognized based on the carrying value of the product or services provided. The Company also engages in certain advertising barter transactions and follows the guidance set forth in ASC 605-20-25. The advertising barter transactions generally are recorded at fair value. If the fair value of the advertising surrendered in the barter transaction is not determinable within required limits, the barter transaction is recorded based on the carrying amount of the advertising surrendered, which likely to be zero. The amount of revenues recognized for barter transactions was insignificant for each of the periods presented.

In certain instances, the Company is granted equity instruments in exchange for services and accounts for such transactions in accordance with ASC 845, Nonmonetary Transactions. With respect to the measurement date, in accordance with ASC subtopic 505-50 (“ASC 505-50”), Equity: Equity-based Payments to Non-Employees, the Company measures the fair value of those equity instruments for revenue recognition purposes as of the earlier of either of the following dates:

•	The date the parties come to a mutual understanding of the terms of the equity-based compensation arrangement and a commitment for performance by the Company to earn the equity instruments is reached;

•	The date at which the Company’s performance necessary to earn the equity instruments is completed.

If, as of the measurement date, the fair value of the equity instruments received is not determinable within reasonable limits, the transaction is recognized based on the fair value of the services provided. If the fair value of both the equity instruments received and the services provided cannot be determined, no revenue is recognized for the services provided and the equity instrument received is recorded at zero carrying value. The amount of revenues recognized for such transactions was insignificant for each of the periods presented.

(6) Other revenue recognition related policies

In accordance with ASC subtopic 605-25 (“ASC 605-25”), Multiple-Deliverable Revenue Arrangements, for deliverables in multiple-element arrangements, the total consideration of the arrangements is allocated based on their relative selling price, with the selling price of each deliverable determined using vendor-specific objective evidence of selling price (“VSOE”), third-party evidence (“TPE”) of selling price, or management’s best estimate of the selling price (“BESP”). The Company considers all reasonably available information in determining the BESP, including both market and entity-specific factors.

The Company delivers some of its online marketing services to end customers through engaging third-party distributors. In this context, the Company may provide cash incentives to distributors. The cash incentives are accounted for as reduction of revenue in accordance with ASC subtopic 605-50 (“ASC 605-50”), Revenue Recognition: Customer Payments and Incentives.

The Company provides sales incentives to customers to entitle customers to receive reductions in the price of the online marketing services by meeting certain cumulative consumption requirements. The Company accounts for these award credits granted to members in conjunction with a current sale of products or services as a multiple-element arrangement by analogizing to ASC 605-25. The consideration allocated to the award credits as deferred

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

revenue is based on an assumption that the customer will purchase the minimum amount of future service necessary to obtain the maximum award credits available. The deferred revenue is recognized as revenue proportionately as the future services are delivered to the customer or when the award credits expire.

Cash received in advance from customers is recorded as customer advances and deposits. The unused cash balances remaining in the customers’ accounts are included as liabilities of the Company. Deferred revenue is recorded when services are provided before the other revenue recognition criteria set forth in ASC 605-10 are fulfilled.

The Company operates an online game platform, on which registered users could access games provided by online game developers. The rights and obligations of each party to the arrangement indicate that the Company is acting as an agent whereas the online game developer is the principal as a result of being the primary obligor in the arrangement. The Company recognizes the shared revenue, on a net basis, based on the ratios pre-determined with the online game developers when all the revenue recognition criteria set forth in ASC 605-10 are met, which is generally when the user purchases virtual currencies issued by the game developers through the Company’s payment channel. The amount of revenues recognized was insignificant for each of the periods presented.

Fair Value Measurements of Financial Instruments

Financial instruments are in the form of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, long-term held-to-maturity investments, long-term available-for-sale investments, accounts payable and accrued liabilities, customer advances and deposits, notes payable, and long-term loans. The carrying amounts of these financial instruments except for long-term held-to-maturity investments, long-term available-for-sale investments, notes payable and long-term loans, approximate fair value because of their generally short maturities. The carrying amount of long-term held-to-maturity investments and long-term loans approximates their fair value due to the fact that the related interest rates approximate rates currently offered by financial institutions for similar debt instruments of comparable maturities. Based on the quoted market price on June 30, 2013, the fair value of the long-term available-for-sale investments is RMB915,506 (US$149,168) (Note 6) and the fair value of the notes payable is RMB8,599,004 (US$1,401,083) (Note 6).

Contingencies

The Company records accruals for certain of its outstanding legal proceedings or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if it is material.

When a loss contingency is not both probable and estimable, the Company does not record an accrued liability but discloses the nature and the amount of the claim, if material. However, if the loss (or an additional loss in excess of the accrual) is at least reasonably possible, then the Company discloses an estimate of the loss or range of loss, if such estimate can be made and material, or states that such estimate is immaterial if it can be estimated but immaterial, or discloses that an estimate cannot be made. The assessments of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involve complex judgments about future events. Management is often unable to estimate the loss or a range of loss, particularly where (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, or (iii) there is a lack of clear or

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including eventual loss, fine, penalty or business impact, if any.

Recent Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2013-05 (“ASU 2013-05”), Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, which specifies that a cumulative translation adjustment (“CTA”) should be released into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets within a consolidated foreign entity and the sale or transfer results in the complete or substantially complete liquidation of the foreign entity. For sales of an equity method investment that is a foreign entity, a pro rata portion of CTA attributable to the investment would be recognized in earnings when the investment is sold. When an entity sells either a part or all of its investment in a consolidated foreign entity, CTA would be recognized in earnings only if the sale results in the parent no longer having a controlling financial interest in the foreign entity. In addition, CTA should be recognized in earnings in a business combination achieved in stages. For public entities, ASU 2013-05 is effective for reporting periods beginning after December 15, 2013, with early adoption permitted. The Company will adopt ASU 2013-05 on January 1, 2014 and does not expect the adoption to have a material impact on its consolidated financial statements.

3. BUSINESS COMBINATIONS

On May 24, 2013, Qiyi.com, Inc., a majority-owned subsidiary of the Company, together with one of its wholly-owned subsidiaries (collectively the “Qiyi Group”), purchased a group of online video assets from PPStream Inc. and its subsidiary and consolidated affiliate (collectively the “PPS Group”). The acquired group of assets meets the definition of a business in accordance ASC subtopic 805-10, Business Combinations: Overall. Total purchase consideration is RMB2,175,668 (US$354,493), of which RMB10,622 (US$1,731) represents the effective settlement of pre-existing relationships with the PPS Group and the remaining is cash payment. This acquisition is insignificant to the Company from both the qualitative and quantitative perspectives.

The accounting for the business combination is incomplete as of the date when these unaudited interim condensed consolidated financial statements are issued, as the Company is currently unable to ascertain the acquisition date fair value of certain assets acquired and liabilities assumed and the associated adjustments necessary to complete the purchase price allocation and the pro forma disclosures. The financial statements reflected provisional amounts used to record the transaction. As information subsequently becomes available, such provisional amounts shall be retrospectively adjusted.

The amounts of revenue and net income of the acquired business included in the Company’s unaudited interim condensed consolidated statement of comprehensive income from the acquisition date to June 30, 2013 were insignificant based on the provisional amounts recognized.

4. INVESTMENTS

Short-term investments

As of June 30, 2013, short-term held-to-maturity investments were time deposits in commercial banks with a maturity of less than one year. Short-term available-for-sale investments are debt securities purchased from commercial banks and other financial institutions with a maturity of less than one year.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

During the six-month periods ended June 30, 2012 and 2013, the Company recorded interest income, including short-term investment gains, of RMB296,794 and RMB528,827 (US$86,165) in earnings, respectively. No gross realized gain or loss from the sales of available-for-sale investments was recorded in each of the six-month periods presented.

Long-term investments

The carrying amount of the Company’s cost method investments was RMB269,423 and RMB330,004 (US$53,769) as of December 31, 2012 and June 30, 2013, respectively. The carrying amount of the Company’s equity method investments was RMB20,348 and RMB92,923 (US$15,140) as of December 31, 2012 and June 30, 2013, respectively.

Long-term available-for-sale investments represent an investment in the equity securities of a publicly listed company. As the Company does not have significant influence over the investee and plans to hold the investment on a long term basis, the investment was classified as available-for-sale and reported at fair value.

Investments classified as held-to-maturity investments and available-for-sale investments as of December 31, 2012 and June 30, 2013 were as follows:

	As of December 31, 2012
	Amortized cost	Gross unrecognized holding gains	Gross unrecognized holding losses	Gross unrealized gains	Gross unrealized losses	Fair value
	RMB	RMB	RMB	RMB	RMB	RMB
Short-term investments
Held-to-maturity investments
Fixed-rate investments	17,072,751	30,886	(17,385)			17,086,252
Available-for-sale investments
Fixed-rate investments	3,500,945			13,454	—	3,514,399
Adjustable-rate investments	17,073			—	—	17,073
Long-term investments
Fixed-rate held-to-maturity investments	513,728	886	—			514,614

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

	As of June 30, 2013
	Amortized cost	Gross unrecognized holding gains	Gross unrecognized holding losses	Gross unrealized gains	Gross unrealized losses	Fair value	Fair value
	RMB	RMB	RMB	RMB	RMB	RMB	US$
Short-term investments
Held-to-maturity investments
Fixed-rate investments	19,266,526	34,694	(24,277)			19,276,943	3,140,897
Adjustable-rate investments	150,233	—	(31)			150,202	24,473
Available-for-sale investments
Fixed-rate investments	5,108,125			—	(2,141)	5,105,984	831,946
Adjustable-rate investments	517,650			—	—	517,650	84,344
Long-term investments
Held-to-maturity investments
Fixed-rate investments	265,099		(355)			264,744	43,136
Available-for-sale investments
Equity securities of a publicly listed company	672,737			242,769		915,506	149,168

Held-to-maturity investments are stated at amortized cost. The long-term held-to-maturity investment will mature in August 2014. The methodology used in the determination of fair values for held-to-maturity investments and available-for-sale investments was summarized in Note 6.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

5. CHANGES IN EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS

	Attributable to Baidu, Inc.					Noncontrolling interests	Total equity	Redeemable noncontrolling interests
	Ordinary shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive (loss) income
	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2012	34,965,710	15	2,095,273	24,038,219	(78,278)	126,613	26,181,842	1,033,283
Net income				4,686,721		(13,570)	4,673,151	(27,927)
Other comprehensive income					265,308	(648)	264,660	(1,632)
Acquisition of a subsidiary’s shares from noncontrolling interests								(93,684)
Issuance of subsidiary shares			9,372			228,150	237,522	54,745
Accretion of redeemable noncontrolling interests				1,197	46,794		47,991	(47,991)
Additional investments in a subsidiary			(6,964)			13,565	6,601	(508)
Exercise of share-based awards	11,739	—	749			62	811	221
Share-based compensation			186,171			1,514	187,685	7,901

Balance at June 30, 2013	34,977,449	15	2,284,601	28,726,137	233,824	355,686	31,600,263	924,408

Balance at June 30, 2013, in US$		2	372,242	4,680,506	38,098	57,954	5,148,802	150,619

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

6. FAIR VALUE MEASUREMENT

ASC subtopic 820-10 (“ASC 820-10”), Fair Value Measurements and Disclosures: Overall, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2—Include other inputs that are directly or indirectly observable in the marketplace

Level 3—Unobservable inputs which are supported by little or no market activity

ASC 820-10 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Assets and liabilities measured or disclosed at fair value

In accordance with ASC 820-10, the Company measures available-for-sale investments at fair value on a recurring basis. The fair values of the Company’s short-term available-for-sale investments as measured and held-to-maturity investments as disclosed are determined based on the discounted cash flow model using the discount curve of market interest rates. The fair value of the Company’s long-term available-for-sale investments in the equity securities of a publicly listed company is measured using quoted market prices.

The Company measures certain financial assets, including equity method investments and cost method investments, at fair value on a nonrecurring basis only if an impairment charge were to be recognized. The Company’s non-financial assets, such as intangible assets, goodwill and fixed assets, would be measured at fair value only if they were determined to be impaired on an other-than-temporary basis.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

Assets measured or disclosed at fair value are summarized below:

		Fair value measurement or disclosure at December 31, 2012 using
	Total fair value at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total losses
	RMB	RMB	RMB	RMB	RMB
Fair value disclosure

Cash equivalents:
Time deposits	3,034,443		3,034,443
Money market funds	4,854,278	4,854,278

Short-term investments:
Held-to-maturity investments:
Fixed-rate investments	17,086,252		17,086,252

Long-term investments:
Held-to-maturity investments:
Fixed-rate investments	514,614		514,614

Notes payable	9,420,285	9,420,285

Fair value measurement

Recurring
Short-term investments:
Available-for-sale investments:
Fixed-rate investments	3,514,399		3,514,399
Adjustable-rate investments	17,073		17,073

Non-recurring
Long-term cost method investments:	—			—	(169,180)

Total assets measured at fair value	3,531,472	—	3,531,472	—	(169,180)

The Company has no assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of December 31, 2012.

As of December 31, 2012, certain cost method investments were measured using significant unobservable inputs (Level 3) and written down from their carrying value to fair value of nil, with impairment charges incurred and recorded in earnings.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

			Fair value measurement or disclosure at June 30, 2013 using
	Total fair value at June 30, 2013		Quoted prices in active markets for identical assets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	US$	RMB	RMB	RMB
Fair value disclosure

Cash equivalents:
Time deposits	3,384,811	551,506		3,384,811
Money market funds	491,691	80,114	491,691

Short-term investments:
Held-to-maturity investments:
Fixed-rate investments	19,276,943	3,140,897		19,276,943
Adjustable-rate investments	150,202	24,473		150,202

Long-term investments:
Held-to-maturity investments:
Fixed-rate investment	264,744	43,136		264,744

Notes payable	8,599,004	1,401,083	8,599,004

Fair value measurement

Recurring
Short-term investments:
Available-for-sale investments:
Fixed-rate investments	5,105,984	831,946		5,105,984
Adjustable-rate investments	517,650	84,344		517,650

Long-term investments:
Equity securities in a publicly listed company:	915,506	149,168	915,506

Total assets measured at fair value	6,539,140	1,065,458	915,506	5,623,634	—

The Company has no assets measured at fair value on a recurring basis or a nonrecurring basis using significant unobservable inputs (Level 3) for the six-month period ended June 30, 2013.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

7. SHARE-BASED COMPENSATION EXPENSES

Total share-based compensation expenses recognized for the six-month periods ended June 30, 2012 and 2013 have been reported in the following accounts:

	For the six months ended
	June 30, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
Cost of revenues	3,338	8,448	1,376
Selling, general and administrative expenses	31,794	51,675	8,420
Research and development expenses	53,891	134,109	21,851

	89,023	194,232	31,647

8. FIXED ASSETS

Fixed assets and the related accumulated depreciation as of December 31, 2012 and June 30, 2013 are as follows:

	As of December 31, 2012	As of June 30, 2013	As of June 30, 2013
	RMB	RMB	US$
Computer equipment	4,973,104	5,591,347	911,028
Office building	911,482	911,482	148,513
Office building related facility, machinery and equipment	156,240	157,885	25,725
Vehicles	7,519	9,881	1,610
Office equipment	212,368	223,850	36,473
Leasehold improvements	193,751	214,370	34,928
Construction in progress	148,717	471,393	76,807

	6,603,181	7,580,208	1,235,084
Less: Accumulated depreciation	(2,715,304)	(3,348,843)	(545,645)

	3,887,877	4,231,365	689,439

9. LOANS PAYABLE

Long-term loans include the principal of the loans and accrued interests.

On July 19, 2011, the Company borrowed a two-year unsecured loan of RMB2,148,090 (US$350,000) from Goldman Sachs Lending Partners LLC at an annual interest rate of 1.30%. The loan was used to finance the acquisition of Qunar and was due on July 14, 2013. The Company repaid the loan and the accrued interests upon maturity in July 2013.

On September 18, 2012, the Company entered into a loan agreement with Australia and New Zealand Banking Group Limited (Hong Kong Branch), pursuant to which the Company is committed to borrow an unsecured Australian Dollars (AU$) denominated loan with a floating interest rate. The loan commitment amounting to RMB590,615 (AU$105,000) is intended for the general working capital of the Company and can be drawn down from time to time within two years. On October 17, 2012, the Company drew down RMB309,370 (AU$55,000)

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

with a term of two years under the loan commitment. In connection with the drawn down of the loan commitment, the Company entered into a currency swap agreement, pursuant to which the loan will be settled in a fixed US$ amount of US$56,760 with a fixed annual interest rate of 2.75% during the term of the loan. The currency swap agreement met the definition of a derivative in accordance with ASC 815. The fair value of the derivative related to the currency swap agreement was insignificant for the six-month period ended June 30, 2013.

10. NOTES PAYABLE

On November 28, 2012, the Company issued and sold publicly two tranches of unsecured senior notes: (i) an aggregate principal amount of US$750,000 which will mature on November 28, 2017 (the “2017 Notes”), and (ii) an aggregate principal amount of US$750,000 which will mature on November 28, 2022 (the “2022 Notes”). The 2017 Notes and the 2022 Notes are collectively referred to as the “Notes”.

The 2017 Notes bear interest at the rate of 2.25% per annum and the 2022 Notes bear interest at the rate of 3.50% per annum. Interests are payable semi-annually in arrears on and of each year, beginning on May 28, 2013. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon.

The net proceeds from the Notes, after deducting offering expenses, were RMB9,159,333 (US$1,492,380), which will be used for general corporate purposes.

The Notes do not contain any financial covenants or other significant restrictions. In addition, the Notes are unsecured and rank lower than any secured obligation of the Group and have the same liquidation priority as any other unsecured liabilities of the Group, but senior to those expressly subordinated obligations, if any. The Company may, at its discretion, redeem all or any portion of the Notes at any time, at the principal amount plus any unpaid interest. As of June 30, 2013, the Company does not intend to redeem any portion of the Notes prior to the stated maturity dates. The Company has the obligation to redeem the Notes if a change in control occurs as defined in the indenture of the Notes.

The Notes were issued at a discount amounting to RMB10,219 (US$1,665). The issuance costs of RMB49,437 (US$8,055) incurred at the time of the issuance of the Notes were capitalized. Both the discount and the issuance costs are amortized as interest expense using the effective interest rate method through the maturity dates of the Notes. The effective interest rate was 2.36% and 3.59% for the 2017 Notes and the 2022 Notes, respectively.

11. INCOME TAXES

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries and VIEs in the PRC. The Company also has intermediate holding companies in the BVI and Hong Kong. Under the current laws of the Cayman Islands and BVI, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands and BVI withholding tax will be imposed. Under the Hong Kong tax laws, subsidiaries in Hong Kong are exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Under the PRC Enterprise Income Tax (“EIT”) Law, which has been effective since January 1, 2008, domestic enterprises and Foreign Investment Enterprises (the “FIEs”) are subject to a unified 25% enterprise income tax rate, except for certain entities that enjoy the preferential tax rates.

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

The effective tax rate was 10.9% and 16.3% for the six-month periods ended June 30, 2012 and 2013, respectively, which is less than the PRC statutory EIT rate of 25%, due to several factors, including: (i) additional deductions for research and development expenses; (ii) preferential tax rates associated with High and New Technology Enterprises granted to Baidu Netcom, Baidu.com Times Technology (Beijing) Co., Ltd (“Baidu Times”, a wholly-owned subsidiary of the Company) Baidu Online and Baidu (China) Co., Ltd (“Baidu China”, a wholly-owned subsidiary of the Company); (iii) Baidu Online obtained the certificate of Key Software Enterprise in 2013 and was entitled to the preferential EIT rate of 10% for 2011 and 2012, as a result of which Baidu Online recorded an income tax reversal in connection with the change in EIT rate from 15% to 10% for 2011 and 2012; and net of (iv) the foreign withholding taxes recorded for the undistributed earnings of foreign subsidiaries that are no longer expected to be permanently reinvested by the Company.

The effective tax rates are subject to change in subsequent quarters as the estimates of pretax income or loss for the year increase or decrease and certain subsidiaries of the Company may or may not continue to qualify for certain preferential tax rates.

The Company did not provide for deferred income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2012. For the six-month period ended June 30, 2013, the Company provided foreign withholding taxes on the portion of undistributed earnings of foreign subsidiaries that is no longer expected to be permanently reinvested by the Company. The Company did not provide for deferred income taxes and foreign withholding taxes on the remaining undistributed earnings of foreign subsidiaries on the basis of its intent to permanently reinvest these earnings. If these foreign earnings were to be repatriated in the future, the Company will be subject to withholding taxes in accordance with PRC regulations, and the related tax liability may be reduced by any foreign income taxes previously paid on these earnings. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable. In the case of its VIEs, undistributed earnings were insignificant as of each of the balance sheet dates.

12. RESTRICTED NET ASSETS

Under PRC laws and regulations, there are certain restrictions on the Company’s PRC subsidiaries and VIEs with respect to transferring certain of their net assets to the Company in the form of dividends, loans, or advances. Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiaries and the net assets of the VIEs in which the Company has no legal ownership, totaling RMB2,799,026 and RMB3,434,467 (US$559,596) as of December 31, 2012 and June 30, 2013, respectively.

13. ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The components of accumulated other comprehensive (loss) income are as follows:

	Foreign currency translation adjustment	Unrealized gains on available-for- sale investments	Accumulated other comprehensive (loss) income
	RMB	RMB	RMB	US$
Balance at December 31, 2012	(89,714)	11,436	(78,278)	(12,754)
Current-period other comprehensive income	84,787	227,315	312,102	50,852

Balance at June 30, 2013	(4,927)	238,751	233,824	38,098

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

14. CONTINGENCIES

Litigation

The Group was involved in certain cases pending in various PRC and U.S. courts and arbitration as of June 30, 2013. These cases include copyright infringement cases, unfair competition cases, and defamation cases, among others. Adverse results in these lawsuits may include awards of damages and may also result in, or even compel, a change in the Company’s business practices, which could result in a loss of revenue or otherwise harm the business of the Company.

For many proceedings, the Company is currently unable to estimate the reasonably possible loss or a range of reasonably possible losses as the proceedings are in the early stages, and/or there is a lack of clear or consistent interpretation of laws specific to the industry-specific complaints among different jurisdictions. As a result, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, which includes eventual loss, fine, penalty or business impact, if any, and therefore, an estimate for the reasonably possible loss or a range of reasonably possible losses cannot be made. However, the Company believes that such matters, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on the Company’s consolidated results of operations, financial position and cash flows. With respect to the limited number of proceedings for which the Company was able to estimate the reasonably possible losses or the range of reasonably possible losses, such estimated loss amounts were insignificant.

15. EARNINGS PER SHARE (“EPS”)

A reconciliation of net income attributable to Baidu, Inc. in the unaudited interim condensed consolidated statements of comprehensive income to the numerator for the computation of basic and diluted net income attributable to Baidu, Inc. per share for the six-month period ended June 30, 2012 and 2013 is as follows:

	For the six months ended
	June 30, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
Net income attributable to Baidu, Inc.	4,652,845	4,686,721	763,632
Adjustments to the carrying amount of redeemable noncontrolling interests	(20,556)	1,197	196

Numerator for EPS computation	4,632,289	4,687,918	763,828

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

The following table sets forth the computation of basic and diluted net income attributable to Baidu, Inc. per share for Class A and Class B ordinary shares for the six-month period ended June 30, 2012 and 2013:

	For the six months ended
	June 30, 2012		June 30, 2013
	Class A	Class B	Class A	Class A	Class B	Class B
	RMB	RMB	RMB	US$	RMB	US$
Earnings per share—basic:
Numerator
Allocation of net income attributable to Baidu, Inc.	3,597,335	1,034,954	3,648,514	594,472	1,039,404	169,356
Denominator
Weighted average ordinary shares outstanding	27,121,980	7,803,000	27,218,074	27,218,074	7,754,000	7,754,000

Denominator used for earnings per share	27,121,980	7,803,000	27,218,074	27,218,074	7,754,000	7,754,000
Earnings per share—basic	132.64	132.64	134.05	21.84	134.05	21.84

Earnings per share—diluted:
Numerator
Allocation of net income attributable to Baidu, Inc.	3,598,889	1,033,400	3,649,110	594,569	1,038,808	169,259
Reallocation of net income attributable to Baidu, Inc. as a result of conversion of Class B to Class A shares	1,033,400		1,038,808	169,259
Allocation of net income attributable to Baidu, Inc.	4,632,289	1,033,400	4,687,918	763,828	1,038,808	169,259
Denominator
Weighted average ordinary shares outstanding	27,121,980	7,803,000	27,218,074	27,218,074	7,754,000	7,754,000
Conversion of Class B to Class A ordinary shares	7,803,000		7,754,000	7,754,000
Share-based awards	52,516		20,082	20,082

Denominator used for earnings per share	34,977,496	7,803,000	34,992,156	34,992,156	7,754,000	7,754,000
Earnings per share—diluted	132.44	132.44	133.97	21.83	133.97	21.83

Earnings per ADS
Denominator used for earnings per ADS—basic	271,219,800		272,180,740	272,180,740
Denominator used for earnings per ADS—diluted	349,774,960		349,921,560	349,921,560
Earnings per ADS—basic	13.26		13.41	2.18

Earnings per ADS—diluted	13.24		13.40	2.18

BAIDU, INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share (or ADS) data)

The Company did not include certain stock options and restricted shares in the computation of diluted earnings per share for the six-month periods ended June 30, 2012 and 2013 because to do so would have been anti-dilutive for earnings per share for the respective periods. These stock options excluded in the computation of diluted earnings per share for the respective periods, however, could potentially dilute basic earnings per share in the future.

The Company considered the impact of accretion of the redeemable noncontrolling interests in the calculation of income available to the Company used in the earnings per share calculation, without adjusting net income attributable to the Company presented in the unaudited interim condensed consolidated statements of comprehensive income.

16. SUBSEQUENT EVENTS

On July 15, 2013, Baidu Holdings Ltd. (“Baidu Holdings”) entered into a legally binding memorandum of understanding (“MOU”) with NetDragon Websoft Inc. (“NetDragon”), which owns 57.4% of the outstanding shares of 91 Wireless Websoft Limited (“91 Wireless”). Pursuant to the MOU, Baidu Holdings will purchase 100% of the outstanding shares of 91 Wireless at an aggregate purchase price of US$1,900,000, or a lesser percentage at a proportionately reduced price if not all the minority shareholders of 91 Wireless are willing to sell on the same terms as the majority shareholder. Through Baidu Holdings, the Company will obtain a majority or 100% of the equity interests in 91 Wireless upon the completion of the transaction, which will be accounted for as a business combination in accordance with ASC 805, Business Combinations.

On July 24, 2013, the Company entered into a facility agreement with Sumitomo Mitsui Banking Corporation for the general working capital of the Group. The commitment of the facility amounted to US$150,000. On July 29, 2013, the Company drew down US$150,000 under the facility commitment. The loan has a term of two years and a fixed interest rate of 1.17% per annum.

PROSPECTUS

Baidu, Inc.

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 5 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our company,” “our” and “Baidu” refer to Baidu, Inc., its subsidiaries and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China; “China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

•	our growth strategies;

•	our future business development, results of operations and financial condition;

•	our proposed use of proceeds from the sale of debt securities;

•	our ability to attract and retain users and customers and generate revenue and profit from our customers;

•	our ability to retain key personnel and attract new talent;

•	competition in the internet search, online marketing and other businesses in which we engage;

•	the outcome of ongoing or any future litigation, including those relating to intellectual property rights; and

•	PRC governmental regulations and policies relating to the internet and internet search providers and to the implementation of a corporate structure involving variable interest entities in China.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are the leading Chinese language internet search provider. As a technology-based media company, we aim to provide the best way for people to find information. In addition to serving users, we provide an effective platform for businesses to reach potential customers.

Our Baidu.com website is the largest website in China and the fifth largest website globally, as measured by average daily visitors and page views during the three-month period ended September 30, 2012, according to Alexa.com, an internet analytics firm. We are the most used internet search provider in China, capturing 85.3% of internet search traffic in China in 2011, according to iResearch Consulting Group, a market research firm. Our “Baidu” brand received the highest ranking for an internet brand in China in BrandZ Top50 Most Valuable Chinese Brands 2012, a study of the top 50 most valuable Chinese brands published by Millward Brown Optimor, a brand strategy research firm.

We serve three types of online participants and have achieved significant scale and diversity in our business:

Users. We offer a Chinese language search platform on our Baidu.com website that enables users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on our website. Our success to date stems from our focus on superior user experience. We provide a broad range of products and services to enrich user experience and facilitate easy and quick search, including search products, social-networking products, user-generated-content-based knowledge products, location-based products and services, music products, PC client software, mobile related products and services and other products and services. Our products and services can be accessed through PCs and mobile devices.

We aspire to take our user experience to the next level. To this end, we have launched our semantic search engine named Box Computing to deliver interactive, relevant and intuitive user experience. Today, most search results on Baidu.com are produced by Box Computing, which include webpages, third-party applications and content and sponsored links, as well as our own vertical products and websites, such as PostBar, Baidu Knows, Baidu Encyclopedia, Baidu Maps, Baidu Image Search and Video Search, travel site Qunar and video site iQiyi.

Customers. We deliver online marketing services to a diverse customer base operating in a variety of industries. In 2011, we had approximately 488,000 active online marketing customers, as compared to 412,000 in 2010 and 317,000 in 2009. In the nine months ended September 30, 2012, we had approximately 511,000 active online marketing customers. Our online marketing customers consist of small and medium enterprises, or SMEs, throughout China, large domestic companies and Chinese divisions and subsidiaries of large, multinational companies. We reach and serve our customers through our direct sales force as well as a network of third-party distributors across China. As many of our customers are SMEs, we use distributors to help us identify potential SME customers, collect payments and assist SMEs in setting up accounts with us and using our online marketing services.

Baidu Union Members. Baidu Union consists of a large number of third-party web content and software providers. Baidu Union members can display on their properties our customers’ promotional links that match the content of such members’ properties. We allow Baidu Union members to provide high-quality and relevant search results to their users without the cost of building and maintaining advanced search capabilities in-house and to monetize their traffic through revenue sharing arrangements with us.

Technology and people are critical to our long-term success:

Technology. We focus on research and development and innovation. To stay at the forefront of the internet industry and to achieve long term growth and success, we expanded the number of our research and development employees from approximately 3,600 as of December 31, 2010 to approximately 6,000 as of December 31, 2011. We have developed a proprietary technological infrastructure consisting of technologies for web search, pay-for-performance, or P4P, targetizement and large-scale systems. As internet traffic transitions from PCs to mobile devices, we are determined to create a seamless mobile internet experience for our users and customers and capture the opportunities presented by the PC-to-mobile transition. We believe our established infrastructure, which serves as the backbone for our mobile platform, creates a significant competitive advantage for us.

People. We have a visionary and experienced management team. Under their leadership, we have developed a strong company culture that encourages individual thinking and creativity, continuous self-improvement and strong commitment to providing the best experience to our users and customers. We value our employees and provide abundant opportunities for training, responsibility and career advancement in our organization.

We have a robust business model:

Online Marketing Services. We generate almost all of our revenues from online marketing services, a substantial majority of which are derived from services based on search queries on our P4P platform. Our P4P platform enables customers to bid for priority placement of their links in keyword search results, and provides customers with wide reach, precise targeting capabilities, highly measurable results and superior returns on marketing spending. We generally require our P4P SME customers to pay deposits before using our services and remind them to replenish their accounts when needed. We also provide other forms of online marketing services, including services based on contextuals and users’ search behaviors, and display placements.

Revenue, Profit and Cash Flow. We have grown substantially by focusing on the organic growth of our core business, complemented by strategic investments and acquisitions. Our total revenues in 2011 were RMB14.5 billion (US$2.3 billion), an 83.2% increase over 2010. Our operating profit in 2011 was RMB7.6 billion (US$1.2 billion), a 91.4% increase over 2010. Our net income attributable to Baidu, Inc. in 2011 was RMB6.6 billion (US$1.1 billion), an 88.3% increase over 2010. Our total revenues, operating profit and net income attributable to Baidu, Inc. in the nine months ended September 30, 2012 were RMB16.0 billion (US$2.5 billion), RMB8.2 billion (US$1.3 billion) and RMB7.7 billion (US$1.2 billion), representing 59.3%, 55.4% and 67.1% increases from the corresponding period in 2011, respectively. For the nine months ended September 30, 2012, we generated RMB9.2 billion (US$1.5 billion) net cash from operating activities. As of September 30, 2012, we held a total of RMB21.3 billion (US$3.4 billion) in cash and cash equivalents and short-term investments.

Corporate Information

We were incorporated in the Cayman Islands in January 2000. We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our websites and provide certain services. Our American depositary shares, ten of which represent one Class A ordinary share, par value US$0.00005 per share, of our company, currently trade on The NASDAQ Global Select Market under the symbol “BIDU.”

Our principal executive offices are located at Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the People’s Republic of China. Our telephone number at this address is +86 (10) 5992-8888. We have appointed CT Corporation System, which is located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Additional information with respect to our company is included in the documents incorporated by reference into this prospectus, including our annual report on Form 20-F for our fiscal year 2011, originally filed with the SEC on March 29, 2012. See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” beginning on page 32, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and almost all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in New York City for cable transfers in RMB as certified for customs purposes by the Federal Reserve Board. Except as otherwise stated in this prospectus, all amounts in this prospectus that are not recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.2848 to US$1.00, the noon buying rate in effect as of September 28, 2012. All amounts in this prospectus that are recorded in our audited consolidated financial statements have been translated from RMB to U.S. dollars and from U.S. dollars to RMB at a rate of RMB6.2939 to US$1.00, the noon buying rate in effect as of December 30, 2011. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On October 26, 2012, the noon buying rate was RMB6.2480 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012
First nine months	6.2848	6.3215	6.3879	6.2790
April	6.2790	6.3043	6.3150	6.2790
May	6.3684	6.3242	6.3684	6.3052
June	6.3530	6.3633	6.3703	6.3530
July	6.3610	6.3717	6.3879	6.3487
August	6.3484	6.3593	6.3738	6.3484
September	6.2848	6.3200	6.3489	6.2848
October (through October 26)	6.2480	6.2666	6.2877	6.2416

Source: Federal Reserve Statistical Release

(1)	Annual and interim period averages are calculated using the average of the exchange rates on the last day of each month during the relevant year or interim period. Monthly averages are calculated using the average of the daily rates during the relevant month.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements. Our audited consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
	(unaudited)
Ratio of earnings to fixed charges	64.4	97.5	76.8	94.7	77.6	92.2

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The term “earnings” means the sum of (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees and (b) fixed charges. The term “fixed charges” means the sum of (a) interest expense, (b) amortized discounts related to indebtedness, and (c) an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as the debt securities of that series issued hereunder unless the additional debt securities are fungible with such debt securities for U.S. federal income tax purposes. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, the PRC or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)

in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)	in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)	in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)	in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi)	to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)	in respect of any such Taxes withheld or deducted from any payment under or with respect to any debt security where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECONFIN Council meeting of November 26-27, 2000 on the taxation of saving income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent may rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became such pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of an independent legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i)	change the Stated Maturity of any debt security;

(ii)	reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii)	change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv)	change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v)	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi)	impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii)	reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii)	reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix)	modify the provisions of the indenture with respect to modification and waiver;

(x)	amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi)	reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i)	cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii)	evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii)	comply with the rules of any applicable depositary;

(iv)	secure any series of debt securities;

(v)	add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi)	make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii)	evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii)	conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix)	make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x)	change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi)	make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii)	add guarantors or co-obligors with respect to any series of debt securities; and

(xiii)	establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i)	any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)	we have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)	we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series;

(v)	(1) there occurs with respect to any of our indebtedness or indebtedness of any of our Principal Controlled Entities, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)	one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)	the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)	the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity reasonably satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)	the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)	our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)	we must deliver to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of independent legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 101 Barclay Street, 21st Floor West, New York, New York 10286, United States, Attention: Global Corporate Trust.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The trustee in its various capacities assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party referenced in this prospectus or any prospectus supplement or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed CT Corporation System as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means Baidu, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)	its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 5% of our consolidated total revenue;

(b)	its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 5% of our consolidated net profit (before taxation and exceptional items); or

(c)	its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)	in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)	if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)	if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)	if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)	to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity,” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed CT Corporation System, which is located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction; (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Baidu, Inc. in Baidu, Inc.’s annual report on Form 20-F for the year ended December 31, 2011 and the effectiveness of Baidu, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Baidu, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2011, originally filed with the SEC on March 29, 2012 (File No. 000-51469);

•	our current report on Form 6-K furnished to the SEC on November 5, 2012 (File No. 000-51469);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

IR Department

Baidu, Inc.

Baidu Campus

No. 10, Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 (10) 5992-8888

Baidu, Inc.

US$1,000,000,000 3,250% Notes due 2018

Joint Bookrunners

J.P. Morgan	Goldman Sachs (Asia) L.L.C.

Co-managers

ANZ	Bank of China	Morgan Stanley